UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Guardant Health, Inc.
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3100 Hanover Street

Palo Alto, California 94304

April 28, 2026

Dear Guardant Stockholder:

We are pleased to invite you to attend the Guardant Health, Inc. 2026 Annual Meeting of Stockholders to be held on Wednesday, June 17, 2026, at 9:30 a.m. Pacific Time, virtually at www.virtualshareholdermeeting.com/GH2026.

The last year was a breakout year of growth and execution for Guardant Health®. In 2025, we delivered 363,000 clinical tests and $982 million of revenue, representing 33% year-over-year growth. This strong performance reflected broad-based momentum across Oncology, Screening, and Biopharma & Data and reinforced the strength of our differentiated platform.

In Oncology, our suite of solutions continued to demonstrate strong momentum with another year of record volume and revenue. Guardant360® Liquid continued to extend its late stage therapy selection leadership position fueled by the successful rollout of new Smart applications. In the second quarter of 2025, we also upgraded Guardant360® Tissue onto our Smart platform, expanding genomic breadth, adding RNA capabilities, and dramatically lowering the sample input requirement.

Guardant Reveal® was once again our fastest-growing Oncology product driven by expanded Medicare coverage and new clinical evidence in early stage minimal residual disease. We obtained Medicare coverage for colorectal cancer surveillance in early 2025 and throughout the year we continued to build on the clinical body of evidence with multiple publications and data announcements. In the fourth quarter of 2025, we launched Reveal Therapy Monitoring, marking the first Reveal offering in late-stage cancer with initial applications in immuno-oncology and chemotherapy monitoring. This exciting new use case was met with very strong customer feedback and the synergistic tie-in with Guardant360 further strengthens our leading position in the late stage cancer setting.

Our Biopharma & Data business continued to perform at a high level with our partner base expanding to more than 200 companies. We further strengthened our leadership in blood-based companion diagnostics with a number of new approvals and ended the year with 25 regulatory clearances across the United States, Japan, and Europe. The positive results from the SERENA-6 Phase III study by AstraZeneca in June 2025 were an exciting example of the high impact engagement we have with our biopharma partners.

In Screening, 2025 represented the first full year of Shield™ since FDA approval and a major step forward in our mission to detect cancer earlier. We performed approximately 87,000 Shield tests, generating approximately $80 million of Screening revenue during the year. We achieved advanced diagnostic laboratory test (ADLT) status for Shield, securing a $1,495 Medicare reimbursement rate and saw Shield included in the National Comprehensive Cancer Network (NCCN) colorectal cancer screening guidelines. We continued to meaningfully scale the commercial screening team throughout the year and further expanded our commercial reach through collaborations with Quest Diagnostics and PathGroup. We were very encouraged to see real world Shield performance continue to exhibit high adherence throughout the year and were excited to launch our Shield multi-cancer data collection initiative in the fourth quarter.

In summary, 2025 was a breakout year of business execution consistent with our long-term strategy, with strong momentum cross the portfolio and multiple new products and applications setting the company up for 2026 and beyond.

We hope that you will join us at our 2026 Annual Meeting of Stockholders on June 17, 2026. Your continuing interest in Guardant Health is very much appreciated.

Sincerely,

Helmy Eltoukhy

Chairperson of the Board of Directors

and Co-Chief Executive Officer

AmirAli Talasaz

Co-Chief Executive Officer

3100 Hanover Street

Palo Alto, California, 94304

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 17, 2026

To the Stockholders of Guardant Health, Inc.:

NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Guardant Health, Inc., a Delaware corporation, will be held on Wednesday, June 17, 2026, at 9:30 a.m. Pacific Time, virtually at www.virtualshareholdermeeting.com/GH2026.

The Annual Meeting will be held for the following purposes:

1.

To elect the two Class II director nominees to serve on the Board of Directors of Guardant Health, Inc. for a three-year term expiring at the 2029 annual meeting of stockholders or until their successors have been elected and qualified. The two nominees for election to the Board of Directors are Ian Clark and Manuel Hidalgo Medina;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026;

3.

To approve, on a non-binding advisory basis, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in our proxy materials;

4.	To approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes regarding the compensation of our named executive officers, or say-on-pay votes; and

5.	To consider and take action upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These matters are more fully described in our proxy materials accompanying this Notice.

We know of no other matters to come before the Annual Meeting. Only stockholders who owned shares of common stock of Guardant Health, Inc. at the close of business on April 20, 2026 are entitled to notice of and to vote on matters brought for vote at the Annual Meeting or at any postponements or adjournments thereof.

You are cordially invited to attend the meeting conducted via live webcast, by registering at www.virtualshareholdermeeting.com/GH2026. You will not be able to attend the Annual Meeting in person. Whether or not you expect to attend, the Board of Directors respectfully requests that you vote your shares of common stock in the manner described in this proxy statement. You may revoke your proxy in the manner described in this proxy statement at any time before it has been voted at the meeting. Regardless of the number of shares of common stock you own, as a stockholder your role is very important, and the Board of Directors strongly encourages you to exercise your right to vote.

By order of the Board of Directors of Guardant Health, Inc.,

John Saia

Chief Legal Officer and Corporate Secretary

Palo Alto, California

April 28, 2026

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the Board of Directors (the “Board”) of Guardant Health, Inc., a Delaware corporation (as used herein, “Guardant,” “Guardant Health,” “Company,” “we,” “us” or “our”), for use at our 2026 annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, June 17, 2026, at 9:30 a.m. Pacific Time, virtually at www.virtualshareholdermeeting.com/GH2026, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any other business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders an opportunity to vote on matters properly presented at the Annual Meeting.

Virtual Annual Meeting. The Annual Meeting will be a virtual meeting of stockholders conducted via live audio webcast. You are invited to attend the Annual Meeting online. We believe that a virtual meeting provides expanded stockholder access and participation, as well as improved communications. You will be able to attend, vote and submit your questions online during the Annual Meeting. You will not be able to attend the Annual Meeting in person. Stockholders may attend the Annual Meeting online by logging onto www.virtualshareholdermeeting.com/GH2026 using the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card, or on the voting instruction form provided by your broker, bank or other nominee.

Notice and Access Proxy Delivery. We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders of record, and paper copies of the proxy materials to certain other stockholders of record. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to such beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. You can find instructions on how to request a printed copy by mail or electronically on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 28, 2026, we intend to make this proxy statement available on the Internet and to commence mailing of the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who properly request paper copies of such materials, within three business days of such request.

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Stockholder Meeting to be Held on June 17, 2026

Our proxy statement and 2025 Annual Report are available at www.proxyvote.com. This website address contains: the Notice of Annual Meeting, the proxy statement and proxy card sample, and the 2025 Annual Report. You will need your 16-digit control number that is included on your Notice, on your proxy card, or on the voting instruction form provided by your broker, bank or other nominee, to access these materials. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote, Outstanding Shares

Record holders of our common stock as of the close of business on April 20, 2026, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting on all matters to be voted upon. As of the Record Date, there were 132,573,424 shares of our common stock outstanding. On each matter presented to our stockholders for vote, the holders of common stock are entitled to one vote per share held as of the Record Date.

Voting of Shares

The method of voting by proxy differs (i) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and (ii) for shares held as a record holder and shares held in “street name.”

Record Holder. If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card.

Hold in Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.

General. The Internet and telephone voting facilities will close at 11:59 p.m. EDT on June 16, 2026. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

Voting at the Virtual Annual Meeting. To attend and vote at the Annual Meeting you need to access the meeting via live audio webcast at www.virtualshareholdermeeting.com/GH2026 using the 16-digit control number included on your Notice, on your proxy card or on the voting instruction form. Attendance at the Annual Meeting will not, by itself, result in any vote or revocation of a prior vote. You must follow the instructions at www.virtualshareholder meeting.com/GH2026 to vote your shares at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting online. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted as follows:

✓	FOR the election of each of the two Class II nominees for director named in our proxy materials;

✓	FOR the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for our fiscal year ending December 31, 2026;

✓

FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in our proxy materials; and

✓	ONE YEAR as the frequency of future stockholder advisory votes regarding the compensation of our named executive officers, or say-on-pay votes, on a non-binding advisory basis.

The proxy gives each of Helmy Eltoukhy, AmirAli Talasaz and John Saia discretionary authority to vote your shares in accordance with their best judgment with respect to all additional matters that might come before the Annual Meeting.

If you receive more than one proxy card or Notice, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit a proxy by telephone or the Internet, submit one proxy for each proxy card or Notice you receive.

Revocation of Proxy

If your shares are held of record, you may change or revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	timely delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and timely delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet at or before 11:59 p.m. EDT on June 16, 2026 (your latest telephone or Internet voting instructions are followed); or

•

attending the Annual Meeting at www.virtualshareholdermeeting.com/GH2026 and timely voting your shares online, although attendance at the Annual Meeting will not, by itself, constitute a vote or revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies by record holders should be addressed to:

Guardant Health, Inc.

3100 Hanover Street

Palo Alto, California 94304

Attention: Corporate Secretary

If your shares are held in the name of a broker, bank, or other nominee, you may change or revoke your voting instructions by following the instructions of your broker, bank, or other nominee contained on the Notice.

Broker Non-Votes

Brokers, banks or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote on such matter from the beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters that are considered “non-routine” without specific voting instructions from the beneficial owner. If you hold your shares in street name and do not provide voting instructions to your broker on how to vote on the election of directors or other “non-routine” proposals, your broker cannot exercise discretion to vote you shares and your shares will be considered to be “broker non-votes” and will not be voted on such matters. Accordingly, if your broker holds your common stock in “street name,” your broker will vote your shares on the election of directors and other “non-routine” proposals only if you provide instructions to your broker on how to vote your shares by following the procedures outlined in the voting instruction form sent to you by your broker. Only Proposal No. 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter on which your broker may vote without instruction from you as the beneficial owner. Proposal No. 1 (election of directors), Proposal No. 3 (advisory vote to approve named executive officer compensation) and Proposal No. 4 (advisory vote to determine the frequency of say-on-pay votes) are considered non-routine matters, and without your instruction, your broker cannot vote your shares for Proposal No. 1, Proposal No. 3 or Proposal No. 4.

Quorum and Votes Required

The inspector of elections appointed for the Annual Meeting will tabulate votes cast by proxy, telephone and via Internet at www.proxyvote.com as of 11:59 p.m. EDT on June 16, 2026. The inspector of elections will also tabulate votes cast at www.virtualshareholdermeeting.com/GH2026 during the Annual Meeting and will determine whether a quorum is present. In order to constitute a quorum for the conduct of business at the Annual Meeting, the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting must be present or represented by proxy at the Annual Meeting. On the Record Date, there were

132,573,424 shares of common stock entitled to vote at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes, will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum is present.

Proposal No. 1: Election of Directors. A plurality of the votes cast in the election of directors at the Annual Meeting is required for the election of directors. No cumulative voting is permitted. You may vote “FOR” or “WITHHOLD” your vote on any nominee. The two Class II director nominees receiving the highest number of “FOR” votes will be elected. Broker non-votes are considered votes not cast and thus will have no effect on the outcome of the election of directors.

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required for the ratification of the appointment of Deloitte as our independent registered public accounting firm. You may vote “FOR” or “AGAINST” or “ABSTAIN”. The number of votes “FOR” must exceed the number of votes “AGAINST” for the proposal to pass. Abstentions are considered to be votes not cast on this proposal and thus will have no effect. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, thus broker non-votes are not expected to result from the vote on Proposal No. 2. However, any broker non-votes would be considered votes not cast and thus would have no effect.

Proposal No. 3: Advisory Vote to Approve Named Executive Officer Compensation. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required for determining approval on an advisory basis of the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in our proxy materials. You may vote “FOR” or “AGAINST” or “ABSTAIN”. The number of votes “FOR” must exceed the number of votes “AGAINST” for the proposal to pass. Abstentions and broker non-votes are considered to be votes not cast on this proposal and thus will have no effect. This vote is advisory and not binding on us, our Board, or our Compensation Committee.

Proposal No. 4: Advisory Vote to Determine the Frequency of Say-on-Pay Votes. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required for determining approval on an advisory basis of the frequency of future stockholder advisory votes to approve the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in our proxy materials. You may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN”. If none of the frequency alternatives (every one year, two years or three years) receives a majority of the votes cast, the frequency that receives the highest number of votes cast will be deemed to be the frequency recommended by the stockholders. Abstentions and broker non-votes are considered to be votes not cast on this proposal and thus will have no effect. This vote is advisory and not binding on us, our Board, or our Compensation Committee.

In their discretion, the proxy holders named in the proxy card are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. In addition, no stockholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

Vote Recommendation

Our Board of Directors unanimously recommends that you vote:

✓	FOR the election of each of the two Class II director nominees named in our proxy materials;

✓	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for our fiscal year ending December 31, 2026;

✓

FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in our proxy materials; and

✓	ONE YEAR as the frequency of future stockholder advisory votes regarding the compensation of our named executive officers, or say-on-pay votes, on a non-binding advisory basis.

Details Regarding the Virtual Annual Meeting

The Annual Meeting will be held virtually this year via live interactive audio webcast on the Internet. You will be able to attend, vote and submit your questions during the Annual Meeting by logging onto www.virtualshareholdermeeting.com/GH2026. You will not be able to attend the Annual Meeting in person.

Access to the Annual Meeting

The live audio webcast of the Annual Meeting will begin promptly at 9:30 a.m. Pacific Time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage our stockholders to access the meeting in advance of the designated start time.

Log-In Instructions

Instructions on how to connect to the Annual Meeting, participate and demonstrate proof of stock ownership are posted at www.virtualshareholdermeeting.com/GH2026. To participate in the Annual Meeting, you will need to log-in using the 16-digit control number on your Notice, proxy card or voting instruction form.

Technical Assistance

Beginning 15 minutes prior to the start of and during the Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Submitting Questions at the Annual Meeting

Stockholders may submit questions and vote at www.virtualshareholdermeeting.com/GH2026 during the Annual Meeting. You will need to enter the 16-digit control number received with your Notice, proxy card or voting instruction form as proof of stock ownership in order to be able to submit questions and vote at our Annual Meeting. After the business portion of the Annual Meeting concludes and the meeting is adjourned, we will hold a Q&A session during which we intend to answer the questions submitted during the Annual Meeting that are pertinent to us and that are submitted in accordance with the Rules of Conduct for the Annual Meeting, as time permits. The Rules of Conduct will be posted on the virtual meeting web portal. Substantially similar questions will be answered only once. To promote fairness, efficient use of our resources and to ensure all stockholder questions are able to be addressed, we will respond to no more than two questions from a single stockholder.

Solicitation of Proxies

Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We do not intend to hire a proxy solicitor to assist in the solicitation of proxies. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Stockholder List

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection, for any purpose germane to the Annual Meeting, at our corporate headquarters for a period of no less than ten days ending on the day prior to the Annual Meeting date. Please contact our Corporate Secretary at CorpSecretary@guardanthealth.com if you are interested in viewing the list.

CORPORATE GOVERNANCE

Corporate Governance Focus and Stockholder Outreach

Over the course of the last few years, the Board has been actively engaged in a comprehensive review of its corporate governance practices and in taking steps to strengthen and enhance those practices in response to stockholder feedback. Since 2023, we have published reports providing annual updates of our efforts across key environmental, social and governance topics.

We recognize the value of a robust stockholder outreach program. We engage in regular, constructive dialogue with our stockholders on matters relevant to our business, including corporate governance, executive compensation, strategy, environmental, social and governance issues, and human capital management. Since our 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”), we requested a meeting with our top 25 stockholders representing more than 65% of the Company’s outstanding shares of common stock. We engaged in a substantive dialogue with four investors controlling over 15% of our outstanding shares in meetings with the Chief Legal Officer and Senior Director, Corporate Legal.

Board Composition

The Board currently has 11 members. The following provides summary information about each director and reflects their committee assignments as of April 28, 2026.

Name	Position	Age	Director Since	AC	CC	N&CG

Helmy Eltoukhy	Chair & Co-Chief Executive Officer (“Co-CEO”)	47	2013

AmirAli Talasaz	Director & Co-CEO	46	2013

Ian Clark	Lead Independent Director	65	2017

Alex M. Azar II	Director	58	2025

Vijaya Gadde	Director	51	2020

Manuel Hidalgo Medina	Director	58	2024

Meghan Joyce(1)	Director	42	2021

Steve Krognes	Director	57	2022

Roberto Mignone	Director	54	2024

Myrtle Potter	Director	67	2021

Musa Tariq	Director	43	2023

 Chair    Member

AC Audit Committee | CC Compensation Committee | N&CG Nominating & Corporate Governance Committee

(1)	Meghan Joyce is not standing for re-election at the Annual Meeting (after which she will cease to serve as a director).

The Board is divided into three classes (Class I, Class II and Class III) with staggered terms of three years each, with each director holding office until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. The term of one class expires at each annual meeting of stockholders.

Statistics for Directors

Independence	Gender Diversity	Racial / Ethnic Diversity	Tenure

82%	27%	36%	5.2 years

9 of 11 directors are independent	3 of 11 directors are female	4 of 11 directors are members of traditionally underrepresented racial/ethnic groups, as defined by current U.S. census racial/ethnic categories	Average tenure of directors

Board Diversity Matrix

Total Number of Directors:	11

	Female	Male

Part I: Gender Identity

Directors	3	8

Part II: Demographic Background

African American or Black	1	—

Asian	1	1

White	1	6

Did Not Disclose Demographic Background	—	1

Diversity of Skills and Expertise for Directors as of Our Annual Meeting

The skills matrix below identifies our directors’ prominent experiences and qualifications by name. Each director brings his or her own unique background and range of expertise, knowledge and experience which provides an appropriate and diverse mix of qualifications necessary for our Board to effectively fulfill its oversight responsibilities. By its nature, the information contained in this summary is not intended to be exhaustive but aims to convey the general breadth of experience and qualifications that our directors bring to their work on our Board to oversee strategy, performance, culture and risk at the Company.

Board Skills of Directors

Senior Executive Leadership	●	●	●	●	●	●	●	●	●	●	●

Other Public Company Board Experience			●	●	●	●	●	●	●	●

Corporate Strategy / M&A	●	●	●	●	●		●	●	●	●

Financial / Accounting or Audit Experience	●	●	●	●			●	●	●	●

Healthcare Industry Experience	●	●	●	●		●	●	●	●	●

Sales / Marketing Experience	●	●	●	●			●			●	●

Risk Management and Compliance	●	●	●	●	●		●	●	●	●

Sustainability and Corporate Responsibility				●	●		●	●	●	●

Cybersecurity / Technology		●			●		●	●		●	●

Global / International Experience	●	●	●	●	●	●		●	●	●	●

Our Nominating and Corporate Governance Committee (the “Governance Committee”) is responsible for determining Board membership qualifications and for selecting, evaluating and recommending to the Board nominees for annual election to the Board and to fill vacancies as they arise. When considering whether directors and nominees have the experience, qualifications, attributes or skills to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Governance Committee and the Board evaluate each individual in the context of the Board as a whole, with the objective of assembling a team that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience, thought, backgrounds and cultures. Directors and nominees should have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. The Governance Committee maintains Director Qualification Standards for selecting nominees and for considering stockholder recommended nominees, which are included in this proxy statement as Appendix A. In determining whether to recommend a director for re-election, the Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the Board’s activities. Our directors possess a range of diverse skills, backgrounds, experience and viewpoints that we believe are integral to an effective board of directors. Detailed information about each individual’s qualifications, experience, skills and expertise along with select professional and community contributions can be found above and in the section entitled “Proposal 1: Election of Directors” in this proxy statement. We believe that our directors provide an appropriate mix of experience, diversity and skills relevant to the size and nature of our business.

The Governance Committee is mindful of the policies regarding board service of certain institutional investors and proxy advisory firms, which policies were developed due to concerns that “overboarded” directors face excessive time commitments and challenges in fulfilling their duties. Mr. Clark may be deemed “overboarded” under certain policies. The Governance Committee reviewed and considered the contributions of Mr. Clark to the Board and noted his strong attendance, preparedness and engagement at Board and committee meetings, and his valuable and extensive public company director experience and expertise. The Committee also noted Mr. Clark’s leadership as our Lead Independent Director. Further, Mr. Clark will not be standing for re-election to the Board of Directors of Takeda Pharmaceutical Company Limited at the company’s ordinary general meeting of shareholders in June 2026. Mr. Clark has also notified the Board of his intent to further reduce the number of boards on which he serves before the end of 2026.

The Governance Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholders may propose director nominees by adhering to the advance notice procedures described in the section entitled “Other Matters: Stockholder Proposals and Nominations” in this proxy statement and must include all information as required under our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), and any other information that would be required to solicit a proxy under federal securities laws. We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by our Board and is independent based on applicable laws and regulations. The Governance Committee may also establish procedures, from time to time, regarding submission of candidates by stockholders and others.

Director Independence

Our Governance Committee and our Board have undertaken a review of the Board’s composition, the composition of Board committees and the independence of each director. Based upon information concerning each director’s background, employment and affiliations, including family relationships, the Board has affirmatively determined that each of Ian Clark, Alex M. Azar II, Vijaya Gadde, Manuel Hidalgo Medina, Meghan Joyce, Steve Krognes, Roberto Mignone, Myrtle Potter and Musa Tariq is independent, as defined under the applicable listing requirements and rules of Nasdaq and the Securities and Exchange Commission (the “SEC”), and that each of them and their respective family members have no material relationship with us, commercial or otherwise, that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Drs. Eltoukhy and Talasaz were determined to not be independent due to their service as our Co-CEOs.

Board Leadership Structure

Our Board has determined that at this time it is in the best interests of the Company and our stockholders to have Helmy Eltoukhy, our Co-CEO, serve as our Chairperson of the Board, coupled with a strong lead independent director, Ian Clark. Dr. Eltoukhy was appointed as Chairperson of the Board on August 5, 2021, succeeding AmirAli Talasaz in this role. We believe having one of our senior executives serve as Chairperson promotes responsibility and accountability, and that our Board benefits from having a Chairperson with his extensive understanding of our business and the unique challenges we face. The Board believes that this structure best facilitates consistent leadership direction and long-term strategic planning, while building a cohesive corporate culture that speaks with a single voice.

Our Board also recognizes the value and importance of a strong Lead Independent Director with clearly delineated responsibilities. The independent directors have appointed Ian Clark to serve as our lead independent director. As set forth in our Corporate Governance Guidelines, Mr. Clark, as our Lead Independent Director, has clearly delineated and comprehensive duties, including:

•	presiding at all meetings of the Board at which the Chairperson is not present, including all executive sessions of the independent directors;

•	approving Board meeting schedules and agendas;

•	meeting in executive session without non-independent directors or management present on a regularly scheduled basis, but no less than twice per year; and

•	acting as the liaison between the independent directors and our Co-CEOs and Chairperson.

Our Board will continue to evaluate its leadership structure in order to ensure it aligns with and supports the evolving needs and circumstances of Guardant and its stockholders.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines covering, among other things, the duties and responsibilities of and independence standards applicable to our directors and Board committee structures and responsibilities. These guidelines are available on the “Corporate Governance” section of our website at https://investors.guardanthealth.com.

Attendance by Members of the Board at Meetings

Our Board held six meetings and acted by written consent three times during the year ended December 31, 2025. All of our incumbent directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the incumbent director was a member. The membership of each standing committee in 2025 and the number of meetings held during 2025 are identified in the table below.

Director	Audit	Compensation	Governance
Helmy Eltoukhy
AmirAli Talasaz
Ian Clark			Chair
Alex M. Azar II (1)			✓
Vijaya Gadde		Chair
Manuel Hidalgo Medina			✓
Meghan Joyce	✓	✓
Steve Krognes	Chair
Roberto Mignone	✓
Myrtle Potter	✓	✓
Musa Tariq			✓
Number of meetings held during FY 2025*	4	5	4

*	Does not include action by written consent
(1)	Secretary Azar joined the Board effective September 12, 2025.

Currently, we do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that, absent compelling circumstances, each of our directors will attend our Annual Meeting. All of our directors attended our 2025 Annual Meeting.

Executive Sessions

Our non-management directors meet regularly in executive sessions without management, to consider such matters as they deem appropriate. Our lead independent director, Mr. Clark, presides over all executive sessions of Board of Directors meetings.

Board Committees

We currently have three standing committees: Audit Committee, Compensation Committee and Governance Committee. From time to time, the Board may form a new committee or disband a current committee, depending on the circumstances. The charters of all three of our standing Board committees are available on our website under the “Corporate Governance – Governance Documents” section at https://investors.guardanthealth.com.

Audit Committee

Our Audit Committee currently consists of Steve Krognes, Meghan Joyce, Roberto Mignone and Myrtle Potter, with Mr. Krognes serving as chair. Our Board has determined that each of these directors is independent as defined by the applicable rules of the Nasdaq and the SEC, and that each member of the Audit Committee meets the financial literacy and experience requirements of the applicable SEC and Nasdaq rules. In addition, our Board has determined that each of Messrs. Clark, Krognes and Mignone, and Mses. Joyce and Potter is an “audit committee financial expert” as defined by the SEC. Meghan Joyce is not standing for re-election at the Annual Meeting (after which she will cease to serve as a director and member of our Audit Committee).

Our Audit Committee charter requires that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary responsibilities and functions of our Audit Committee are, among other things, as follows:

•	appointing, approving the compensation of, and reviewing and assessing the qualifications, performance, and independence of, our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements and related disclosures;

•	reviewing and discussing with management and the independent registered public accounting firm significant issues regarding accounting principles and financial-statement presentation;

•	monitoring our internal control over financial reporting and disclosure controls and procedures;

•	reviewing and discussing our risk management and assessment policies and oversight of enterprise risk management process, and overseeing management of the Company’s financial and regulatory risks;

•

overseeing procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

Compensation Committee

Our Compensation Committee currently consists of Vijaya Gadde, Meghan Joyce and Myrtle Potter, with Ms. Gadde serving as chair. Our Board has determined that each of these directors is independent under Nasdaq rules and that each qualifies as a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Meghan Joyce is not standing for re-election at the Annual Meeting (after which she will cease to serve as a director and member of our Compensation Committee).

The Compensation Committee’s responsibilities include, among other things:

•	reviewing and approving, or recommending that our Board approve, the compensation of our Co-Chief Executive Officers and our other executive officers;

•	reviewing and recommending to our Board the compensation of our directors;

•	selecting independent compensation consultants and advisers and assessing whether there are any conflicts of interest with any of the committees’ compensation advisers;

•	reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans;

•	administering our incentive compensation and equity plans, including approving grants of cash- and equity-based awards under such plans;

•	reviewing and overseeing our strategies, initiatives and policies regarding human capital management;

•	reviewing, approving and administering our clawback policy;

•	overseeing Guardant’s submission to, and considering the results of, stockholder votes of matters relating to compensation;

•	overseeing Guardant’s 401(k) plan, including overseeing Guardant’s 401(k) plan committee; and

•	overseeing the management of risks associated with Guardant’s compensation philosophy and practices and evaluating the balance between incentives and rewards.

Since October 2019, the Compensation Committee has engaged Aon’s Human Capital Solutions Practice, a division of Aon plc (“Aon”), as independent compensation consultants to provide advice and guidance on the design of our executive compensation programs and practices. Aon attends Compensation Committee meetings when invited and meets with the Compensation Committee without management. Aon provides the Compensation Committee with third-party data and analysis as well as advice and expertise on competitive compensation practices and trends, executive compensation plans and program designs, and proposed executive and director compensation levels. Aon reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management and the chair of the Compensation Committee.

For 2025, Aon assisted the Compensation Committee as requested, including with the following:

•	updating the peer group of companies for our executive and director compensation analysis;

•	conducting detailed market analysis on executive and director compensation relative to our peer group, and advising on general industry pay practices;

•

meeting regularly with our Compensation Committee to review each element of executive compensation for the executive officers (base salary, annual cash incentives and long-term incentives), including the competitiveness of the executive compensation program against peer group data;

•	reviewing the Company’s equity grant strategy;

•	assisting with the Company’s consideration of the executive compensation risk assessment;

•	supporting the drafting of our executive compensation disclosures for this proxy statement; and

•	attending Compensation Committee meetings as requested, and communicating with the Chair of the Compensation Committee between meetings.

The Compensation Committee regularly reviews the services provided by its outside consultants, and it has assessed the independence of Aon consistent with SEC rules and Nasdaq listing standards. In doing so, the Compensation Committee considered each of the factors set forth by the SEC and Nasdaq with respect to a compensation consultant’s independence. The Compensation Committee also considered the nature and amount of work performed for the Compensation Committee and the fees paid for those services in relation to the firm’s total revenues. On the basis of its consideration of the foregoing and other relevant factors, the Compensation Committee has determined that Aon is independent, and that no conflicts of interest exist between the Company and Aon.

Nominating and Corporate Governance Committee

Our Governance Committee currently consists of Alex M. Azar II, Ian Clark, Manuel Hidalgo Medina and Musa Tariq, with Mr. Clark serving as chair. Our Board has determined that each of these directors is independent under Nasdaq rules.

The Governance Committee’s responsibilities include, among other things:

•	periodically reviewing the size and composition of the Board and identifying individuals qualified to become Board members;

•	recommending to our Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to management succession planning, and periodically reviewing the performance of our Co-Chief Executive Officers;

•	reviewing and making recommendations to the Board with respect to Board leadership structure;

•

reviewing and making recommendations to the Board with respect to corporate responsibility, including climate and other sustainability matters (with the Compensation Committee primarily responsible for human capital matters);

•

reviewing and discussing with management our information technology initiatives, particularly those that relate to healthcare regulatory compliance, including education on cybersecurity and other relevant compliance risks;

•	reviewing and reassessing our Code of Conduct, and overseeing management’s efforts to monitor compliance with our Code of Conduct;

•	reviewing and reassessing our Corporate Governance Guidelines, and recommending to the Board any proposed changes; and

•	overseeing the annual self-evaluation of the Board and its committees.

Risk Oversight

The Audit Committee of the Board is primarily responsible for overseeing our risk management processes on behalf of the Board. The Audit Committee receives reports from management on at least a quarterly basis regarding our assessment of risks. In addition, the Audit Committee reports regularly to the Board, which also considers our risk profile, about material issues affecting the quality or integrity of our financial statements, compliance with legal or regulatory requirements, the performance or independence of the independent auditor, the performance of the Company’s internal audit function, and other matters that the Audit Committee deems appropriate. The Audit Committee and the Board focus on the most significant risks we face and our general risk management strategies. While the Board oversees our risk management, management is responsible for day-to-day risk management processes. Our Board expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and the Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board’s leadership structure, which also emphasizes the independence of the Board in its oversight of its business and affairs, supports this approach. The standing committees of the Board retain primary responsibility for risk oversight in the following key areas:

Audit Committee	Overseeing financial risk, capital risk, related party transactions, financial compliance risk and internal controls over financial reporting.

Compensation Committee	Overseeing our risks related to our compensation philosophy and practices and evaluating the balance between incentives and rewards.

Governance Committee

Evaluating director independence, the effectiveness of our Corporate Governance Guidelines and Code of Conduct, reviewing our corporate responsibility strategy and information technology initiatives, particularly those that relate to healthcare regulatory compliance, and cybersecurity, and overseeing management’s succession planning.

Each of our committees periodically provides updates to the Board regarding risk management issues and management’s response.

Business Code of Conduct and Ethics

We have adopted a written Code of Conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Conduct is designed to deter unlawful or unethical behavior, including with respect to actual or apparent conflicts of interest; to promote full, fair, accurate, timely and understandable disclosures; to promote compliance with applicable laws, rules and regulations; to prompt internal reporting of any violations and protection for persons reporting any such questionable behavior; to protect the Company’s business interests and assets in a manner that is protective of human health and safety and the environment; and to provide guidelines for our employees regarding political contributions, personal conduct and social media practices. We have posted a current copy of the code on our website, https://investors.guardanthealth.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code.

Corporate Responsibility Reporting and Stakeholder Engagement

We release annual corporate responsibility reports providing information about our environmental, social and governance (ESG) commitments, initiatives, and recent achievements. Our corporate responsibility and other ESG-related reports are available for download on our website at https://investors.guardanthealth.com/governance/corporate-responsibility/default.aspx.

We plan to provide periodic updates covering our corporate responsibility progress and data. Please note that nothing contained on or accessible through our website, including our corporate responsibility and ESG reports or sections thereof, shall be deemed incorporated by reference into this proxy statement.

We engage with a variety of external groups, including our stockholders, our biopharmaceutical partners, our suppliers, and sustainability experts, to identify and understand ways to continually improve our corporate responsibility program. Dialogue with our stockholders has led to enhancements to our corporate governance, sustainability, and executive compensation practices, which we believe are in the best interest of the Company and our stockholders. Feedback from external engagements also helps inform our corporate responsibility efforts and reporting on matters such as greenhouse gas emissions accounting and related environmental management initiatives.

Communications with our Board

Any interested person, including any stockholder, may communicate with our Board by written mail addressed to Guardant Health, Inc. Board of Directors, c/o Corporate Secretary, 3100 Hanover Street, Palo Alto, California, 94304. We encourage stockholders to include proof of ownership of our stock in their communications. The corporate secretary will review the communications and forward them to the Board or the relevant committee of the Board, unless the communication is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

DIRECTOR COMPENSATION

Our Director Compensation Program is intended to fairly compensate our non-employee directors for the time and effort necessary to serve on our Board, in a manner that is competitive and serves the best interests of the Company and our stockholders.

Non-Employee Director Compensation Policy

We maintain our Non-Employee Director Compensation Policy in order to attract and retain non-employee directors who have the knowledge, skills and experience to serve as a member of our Board. Our non-employee directors are compensated through equity awards and the payment of cash fees, as described below. All equity awards granted in accordance with this policy shall be granted under our then-current equity incentive plan. Directors who are employed by us will receive no additional compensation for their service as directors.

For the period commencing with the 2025 Annual Meeting, our non-employee directors received compensation in accordance with the Non-Employee Director Compensation Policy as outlined in the 2025 Proxy Statement.

Process for Determining Director Compensation

The Company has reviewed past practices and is enhancing its processes for evaluating and disclosing director compensation to align with best-in-class governance standards, including an annual review of the compensation peer group and an annual study of non-employee director compensation at the peer companies.

Independent Committee. The Compensation Committee, consisting solely of independent directors, has the primary responsibility for reviewing director compensation and considering any changes in how we compensate our directors. The full Board reviews the Committee’s recommendations and determines the amount of director compensation. The Committee is empowered to engage outside advisors, experts, and others to assist it. The Committee reviews assessments prepared by outside consultants that the Committee has engaged in order to gain an understanding of current market levels of compensation being paid for board service and to gauge current practices with respect to the forms of director compensation currently in use.

Our Board compensation for 2026 was established as a result of a process commenced in 2025 and conducted over a period of several months, concluding in April 2026.

Independent Consultant. The Committee annually retains a consultant for the purposes of evaluating director (and executive officer) compensation. The Committee engaged the Human Capital Solutions practice at Aon plc (“Aon”) to conduct a director compensation assessment based on peer companies. Aon provided the Committee with materials setting forth its analysis and made recommendations to the Committee concerning adjustments to the peer group and the levels of compensation paid to the Company’s directors. The Committee reviewed and recorded the consultant’s analysis and recommendations.

Peer Group. In making determinations about director compensation, the Committee believes that obtaining relevant market data is important, because it provides context on external practices and serves as a reference point for making decisions. When making decisions about the structure and component mix of our director compensation program, and the amounts of compensation that are appropriate, the Committee takes into consideration the structure and components of, and the amounts paid under, the director compensation programs of other comparable peer companies, as derived from public filings and other sources.

Over the course of multiple meetings during 2025 and 2026, and with the assistance of its independent compensation consultant, the Committee thoughtfully considered its approach to the compensation peer group. The Committee, with the assistance of Aon, developed a peer group in January 2026 for use in connection with decisions about 2026 executive officer and director compensation using the following criteria: sector (publicly-traded, commercial biopharma and medical device companies with a focus on oncology and diagnostics where possible and/or an advanced Artificial Intelligence-driven healthcare/bioinformatics focus), revenue, and market capitalization.

Based on these criteria and considerations, the Compensation Committee approved a revised peer group for director and executive officer compensation.

In addition to the criteria above, the Committee also referenced general and specific industry surveys from other sources. The market data are used as a reference point and to provide information on the range of competitive pay levels and current director compensation practices in our industry.

Director Pay Study. The independent consultant’s assessment analyzed peer company director compensation levels and practices, evaluated the competitiveness of the Company’s director compensation program from multiple perspectives relative to the peer group, and described recent market trends in director compensation.

We believe that the director compensation practices of our peer group provided us with appropriate compensation reference points for evaluating and determining the compensation of our directors. Consistent with best practices for corporate governance, the Committee has met, and will continue to meet, at least annually, to review our peer group and for the purposes of evaluating or altering director compensation at the Company.

With the Committee having approved the peer group, and with the independent consultant’s study of peer group director compensation components, and exercising its judgment, the Committee made recommendations to the full Board regarding the form and amount of director compensation.

Director Compensation. The Committee determined that, to better align the components of compensation with those of the peer group, director compensation will be comprised of 1) an annual cash retainer, 2) cash retainers for committee service as a chair or as a member, and 3) an annual equity grant consisting only of RSUs.

Annual compensation for non-employee Directors for their service on the Board of Directors for the 2026-2027 cycle is set forth below:

Annual Retainer	$60,000 for each Director
$40,000 for the Lead Independent Director (LID)
$25,000 for the Chair of the Audit Committee
$12,500 for each Audit Committee Member (non-Chair)
$20,000 for the Chair of the Compensation Committee
$10,000 for each Compensation Committee Member (non-Chair)
$15,000 for the Chair of the Governance and Nominating Committee
$7,500 for each Governance and Nominating Committee Member (non-Chair)

Annual Award

$350,000 each year under the equity incentive plan then in effect. The fair market value is determined on the day of election by the Board or re-election at the Company’s Annual Meeting, or as soon as administratively possible thereafter, by dividing the target value by the fair market value of our common stock on the applicable grant date.

Initial Award

$500,000 under the equity incentive plan then in effect. The fair market value is determined on the day of or following appointment to, or election to the Board, or as soon as administratively possible thereafter, by dividing the target value by the fair market value of our common stock on the applicable grant date.

The Initial Award is granted to each non-employee director who is initially elected or appointed to serve on the Board. Each Initial Award vests and becomes exercisable (as applicable) over three years, with one-third of the shares subject to such award vesting on the first, second and third anniversaries of the director’s election to the Board, subject to continued service through the applicable vesting date.

The Annual Award is granted on the date of each annual stockholders’ meeting to non-employee directors who have served on the Board for at least six months prior to the date of such annual stockholders’ meeting. Each Annual Award vests and becomes exercisable (as applicable) in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting of the Company’s stockholders following the grant date, subject to continued service through the applicable vesting date.

In addition, each Initial Award and Annual Award will vest in full immediately prior to the director’s death, disability, termination without cause, or a change in control (as defined in our 2018 Incentive Award Plan (the “2018 Plan”)).

Any compensation payable to a director will comply with the director annual compensation limit set forth in our Non-Employee Director Compensation Policy (an annual limit of $475,000 per director, and an initial award limit of $712,500).

Director Compensation Table. The following table contains information concerning the compensation received by our non-employee directors during the year ended December 31, 2025, under our prior non-employee director compensation policy. Directors who are also employees do not receive compensation for service on our Board (in addition to the compensation payable for their service as our employees). Drs. Eltoukhy and Talasaz are not included in the table below because they did not receive any additional compensation for their service on our Board. Drs. Eltoukhy’s and Talasaz’s 2025 compensation is presented in the Summary Compensation Table found on page 65.

2025 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(3) ($)	Option Awards (2)(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Alex M. Azar II (a)	—	362,527	362,805	—	—	—	725,332
Ian Clark	—	257,502	212,740	—	—	—	470,242
Vijaya Gadde	—	212,546	212,740	—	—	—	425,286
Manuel Hidalgo Medina	—	212,546	212,740	—	—	—	425,286
Meghan Joyce	—	212,546	212,740	—	—	—	425,286
Steve Krognes	—	212,546	212,740	—	—	—	425,286
Roberto Mignone	—	212,546	212,740	—	—	—	425,286
Myrtle Potter	—	212,546	212,740	—	—	—	425,286
Musa Tariq	—	212,546	212,740	—	—	—	425,286

(a)	Secretary Azar became a member of the Board on September 12, 2025.
(1)

The amounts shown in the Stock Awards column reflects the aggregate grant date fair value of the restricted stock units (“RSUs”) awarded to our non-employee directors, computed in accordance with Topic 718, excluding the effect of estimated forfeitures. Amounts in this column reflect the market value of the RSUs using the closing price of a share of our common stock as reported on Nasdaq on the date of grant multiplied by the number of shares underlying each award, as follows: for Secretary Azar, using the closing price of $54.8950 on September 12, 2025; for all other non-employee directors using the closing price of $50.57 on June 18, 2025.

(2)

The amounts shown in the Option Awards column represent the aggregate grant date fair value of stock options computed in accordance with Topic 718. Valuations of options were determined using the Black-Scholes option pricing model. For information regarding assumptions, factors and methodologies used in our computations pursuant to Topic 718, see Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025.

(3)	As of December 31, 2025, the directors had the following outstanding RSU and stock option awards:

Name	RSUs	Stock Options
Alex M. Azar II	6,604	10,532
Ian Clark	5,092	12,223
Vijaya Gadde	4,203	46,483
Manuel Hidalgo Medina	11,396	21,862
Meghan Joyce	4,203	40,794
Steve Krognes	5,129	38,218
Roberto Mignone	13,179	26,368
Myrtle Potter	4,203	41,057
Musa Tariq	7,951	35,773

PROPOSAL 1:

ELECTION OF DIRECTORS

Board Nominees

Pursuant to our Certificate of Incorporation and our Bylaws, the total number of directors constituting the Board is fixed from time to time by the Board. There are currently 11 authorized directors and 11 persons serving as directors. Ms. Joyce, a current Class II director, is not standing for re-election at the Annual Meeting. Accordingly, Ms. Joyce will cease to serve as a director, and the number of directors constituting the Board will be reduced from 11 to 10, in each case, effective at the conclusion of the Annual Meeting. We sincerely thank Ms. Joyce for her contributions to the Board and the Company.

The Board is divided into three classes (Class I, Class II and Class III) with staggered terms of three years each, with each director holding office until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each class contains as nearly as possible an equal number of directors. The term of one class expires at each annual meeting of stockholders; thus, directors typically stand for election after three years, unless they are filling an unexpired term. The current term of office of our Class II Directors expires at the Annual Meeting, while the term for our Class III Directors expires at our 2027 annual meeting of stockholders and the term for our Class I Directors expires at our 2028 annual meeting of stockholders.

Based upon the recommendation of our Governance Committee, the Board has nominated Ian Clark and Manuel Hidalgo Medina, each a current Class II Director, for re-election at the Annual Meeting. Each director elected at the Annual Meeting will serve a three-year term expiring at the 2029 annual meeting of stockholders and until his successor is duly elected and qualified as a Class II Director, or until his earlier death, resignation or removal. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the two nominees named in this proxy statement.

The Board and the Governance Committee believe the skills, qualities, attributes and experience of our directors provide us with business acumen and a diverse range of perspectives to engage each other and management to effectively address our evolving needs and represent the best interests of our stockholders. The Board and the Governance Committee considered Mr. Clark’s service on other boards of directors and Mr. Clark’s intent to reduce the number of boards on which he serves in its consideration of Mr. Clark’s nomination.

Vacancies on the Board, including any vacancy created by an increase in the size of the Board, may be filled only by a majority of the directors remaining in office, even though less than a quorum of the Board, or a sole remaining director. A director elected by the Board to fill a vacancy will serve until the next election of the class of directors for which such director was chosen and until such director’s successor is elected and qualified, or until such director’s earlier retirement, resignation, disqualification, removal or death.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

Information about Class II Director Nominees

Set forth below is biographical information for each nominee and a summary of the specific qualifications, attributes, skills and experiences which led the Board to conclude that each nominee should serve on the Board at this time.

Class II Directors with Term Expiring at the 2026 Annual Meeting

Ian Clark Former Chief Executive Officer of Genentech Inc. Current Committee Assignments: • Nominating and Corporate Governance Committee (Chair)

Ian Clark has served as a member of our Board since January 2017 and is our lead independent director. Mr. Clark most recently served as CEO, led the Executive Committee, and was a member of the Board of Directors of Genentech Inc., a biotechnology company, from January 2010 to December 2016. In total he served for 14 years at Genentech of which 12 were on the Genentech Executive Committee, initially as Executive Vice President of Commercial Operations. Before that, he served as Senior Vice President and General Manager of BioOncology. Prior to this, Mr. Clark spent 20 years in positions of increasing responsibility at Novartis, Sanofi, Ivax, and Searle, working in the United Kingdom, Canada, Eastern Europe and France.

Mr. Clark currently serves on the Board of Directors of Takeda Pharmaceutical Company Limited, Olema Pharmaceuticals, Inc., Kyverna Therapeutics Inc, Corvus Pharmaceuticals, Inc. and BioMarin Pharmaceutical Inc. In June 2026, Mr. Clark will end his service on the Board of Directors of Takeda Pharmaceutical Company Limited, and has communicated to the Company’s Board his intent to further reduce his board service in 2026. He previously served on the Board of Directors of Shire Pharmaceuticals, Kite Pharma, Gyroscope, Forty Seven, Agios, Dendreon, Vernalis, AVROBIO, Inc. and GoodRx Holdings, Inc.

Mr. Clark is an advisor to KKR and was previously an advisor at Lazard, Blackstone Life Sciences, and Perella Weinberg Partners. He served on the Board of the Biotechnology Industry Organization (BIO) and as a member of the 12th District Economic Advisory Council (EAC) of the Federal Reserve. He also served on the BioFulcrum Board of the Gladstone Institute and as Chair of the External Advisory Board to Southampton University’s Institute for Life Sciences. Mr. Clark received a B.Sc. and an honorary doctorate in biological sciences from Southampton University.

We believe that Mr. Clark is qualified to serve as a member of our Board due to his vast experience in the biopharmaceutical industry, combined with his experience serving on the boards of directors of successful, high-growth public and private companies.

Manuel Hidalgo Medina Director of GI Cancer Center and Professor of Medicine at New York University Current Committee Assignments: • Nominating and Corporate Governance Committee

Manuel Hidalgo Medina has served as a member of our Board since July 2024. Dr. Hidalgo has served as Director of the GI Cancer Center at New York University (“NYU”) since 2025 where he oversees clinical and translational research in GI medical oncology. He has also served as a Professor of Medicine at NYU since 2025. Prior to his current position, Dr. Hidalgo served as chief of the division of hematology and medical oncology at Weill Cornell Medicine from 2019 to 2025 and chief of hematology and medical oncology at Beth Israel Deaconess Medical Center in Boston and clinical director of the Rosenberg Clinical Cancer Center from 2015 to 2019. During this time, he was the Theodore W. and Evelyn G. Berenson professor of medicine at Harvard Medical School. Dr. Hidalgo also held leadership positions at the Spanish National Cancer Research Centre (CNIO) in Madrid and at the Kimmel Comprehensive Cancer Center, where he was director of gastrointestinal oncology program.

Dr. Hidalgo currently serves as a member of the Board of Directors of Bristol-Myers Squibb Company. He received his Medical Degree from the University of Navarra in Pamplona, Spain, and a Doctorate in infectious diseases and cancer from the University Autónoma of Madrid, Spain. He completed his Residency training in Medical Oncology at the Hospital 12 de Octubre in Madrid and his Fellowship in Medical Oncology at the University of Texas Health Science Center in San Antonio, Texas, where he also served as an Assistant Professor of Medicine.

We believe that Dr. Hidalgo is qualified to serve as a member of our Board due to his extensive experience in precision oncology, commitment to advancing oncology care, and wealth of expertise and leadership in translational and clinical research in anticancer drug development.

Information about Other Directors Not Standing for Election at this Meeting

Class III Directors with Term Expiring at the 2027 Annual Meeting

Alex M. Azar II 24th Secretary of the U.S. Department of Health and Human Services Current Committee Assignments: • Nominating and Corporate Governance Committee

Alex M. Azar II has served as a member of our Board since September 2025. Alex M. Azar II served as the 24th Secretary of the U.S. Department of Health and Human Services (HHS) from 2018 to 2021. Prior to his appointment as HHS Secretary, Secretary Azar held multiple executive leadership roles including as President of Lilly USA, LLC, the largest affiliate of Eli Lilly and Company, from 2007 to 2017, and Deputy Secretary of HHS from 2005 to 2007, General Counsel of HHS from 2001 to 2005, and Partner at Wiley Rein LLP from 1999 to 2001. He currently serves as an Adjunct Professor of Business and Distinguished Executive-in-Residence at the University of Miami Herbert Business School.

Secretary Azar is a member of the Board of Trustees at the Aspen Institute, chairman of the board of the Healthcare Leadership Council, chairman of the board of LifeScience Logistics, a member of the boards of Global Health/MCS and AbsoluteCare, as an advisor at Foresite Capital, Chair of the Board of the Healthcare Leadership Council, a member of the advisory board of Milken’s Institute’s FasterCures, and a member of the Department of Health Policy Advisory Board at the Stanford University School of Medicine.

We believe that Secretary Azar brings an important blend of government and healthcare industry experience to our Board.

Helmy Eltoukhy Co-Chief Executive Officer at Guardant Health, Inc.

Helmy Eltoukhy is our co-founder and has served as our CEO and a member of our Board since January 2013. On August 5, 2021, Dr. Eltoukhy was appointed as Chairperson of our Board and Co-CEO.

Prior to co-founding our company, Dr. Eltoukhy held various positions at Illumina, Inc. from August 2008 to December 2012, including Senior Director of Advanced Technology Research, where he developed novel chemistries, hardware and informatics for genetic analysis systems. In June 2007, he co-founded Avantome Inc. to commercialize semiconductor sequencing to help speed up the democratization of high throughput DNA sequencing and served as Chief Executive Officer until its acquisition by Illumina in August 2008. He joined the Stanford Genome Technology Center as a post-doctoral fellow in 2006 to work on low-cost DNA sequencing technologies. During his doctoral studies and at the Stanford Genome Technology Center, he developed the first semiconductor sequencing platform and first base-calling algorithm for next-generation sequencing under several National Human Genome Research Institute grants. He received his Ph.D., M.S. and B.S. degrees in electrical engineering from Stanford University.

We believe that Dr. Eltoukhy is qualified to serve as Chairperson of our Board due to his extensive knowledge of our company as co-founder and Co-CEO and his experience in the life sciences and biotechnology industries.

Steve Krognes Former Chief Financial Officer of Denali Therapeutics Inc. Current Committee Assignments: • Audit Committee (Chair)

Steve Krognes has served as a member of our Board since June 2022. Mr. Krognes is a professional independent board member in the biotech and life sciences sector.

Before joining the Board, Mr. Krognes was the Chief Financial Officer at Denali Therapeutics Inc., a public biotechnology company, from October 2015 to April 2022. Mr. Krognes joined Denali from Genentech, Inc., a biotechnology company, where he served as Chief Financial Officer and a member of the Executive Committee from April 2009 to September 2015. Mr. Krognes also oversaw Genentech’s Site Services organization between 2011 and 2015, and Genentech’s IT organization between 2009 and 2011. He chaired the Genentech Access to Care Foundation between 2009 and 2015. From January 2004 to April 2009, Mr. Krognes served as Head of Mergers & Acquisitions and a member of the Finance Executive Committee at Roche Holding AG, a Swiss biotechnology company. From July 2002 to December 2003, Mr. Krognes served as Director of M&A at Danske Bank based in Norway.

Mr. Krognes currently serves as a member of the Board of Directors at Denali Therapeutics Inc., argenx SE and Pliant Therapeutics, Inc., and previously served on the Board of Directors at Corvus Pharmaceuticals, Inc. between January 2016 and March 2021, RLS Global AB from January 2016 to January 2023 and Gritstone bio, Inc. from July 2018 to June 2024. He received his M.B.A. from Harvard Business School and his B.S. in Economics from The Wharton School of the University of Pennsylvania.

We believe that Mr. Krognes is qualified to serve as a member of our Board due to his extensive experience in the biotechnology and life sciences industries.

AmirAli Talasaz Co-Chief Executive Officer at Guardant Health, Inc.

AmirAli Talasaz is our co-founder and served as Chairperson of our Board, President and Chief Operating Officer (COO) from January 2013 until August 2021. On August 5, 2021, the Company appointed Dr. Talasaz as Co-CEO of the Company. On the same day, Dr. Talasaz resigned his position as Chairperson of the Board and as President and COO of the Company.

Prior to co-founding our company, Dr. Talasaz held various positions at Illumina, Inc., including Senior Director of Diagnostics Research from October 2011 to June 2012, where he led the efforts for emerging clinical applications of next-generation genomic analysis. During that time, he developed different genomic technologies suitable for clinical applications. In March 2008, he founded Auriphex Biosciences, Inc., which focused on purification and genetic analysis of circulating tumor cells for cancer management. The technology was acquired by lllumina, Inc. in 2009. During his academic years, he led the Technology Development group at the Stanford Genome Technology Center. He received his Ph.D. degree in electrical engineering, M.S. degree in electrical engineering and M.S. degree in management science and engineering from Stanford University.

We believe that Dr. Talasaz is qualified to serve as a member of our Board due to his extensive knowledge of our company as co-founder and Co-CEO and his knowledge of the life sciences and biotechnology industries.

Class I Directors with Term Expiring at the 2028 Annual Meeting

Vijaya Gadde Former Chief Legal Officer of Twitter, Inc. Current Committee Assignments: • Compensation Committee (Chair)

Vijaya Gadde has served as a member of our Board since June 2020. Ms. Gadde served as the Chief Legal Officer of Twitter, Inc., from February 2018 to October 2022, and Secretary from August 2013 to October 2022, leading its legal, public policy, and trust and safety teams globally before Twitter, Inc. became a private company. Ms. Gadde previously served as Twitter, Inc.’s General Counsel from 2013 to 2018, its head of communications from 2015 to 2016 and as its Director, Legal from 2011 to 2013. Prior to joining Twitter, Ms. Gadde was Senior Director, Legal at Juniper Networks from 2010 to 2011. From 2000 to 2010, Ms. Gadde was an Attorney at Wilson Sonsini Goodrich & Rosati.

Ms. Gadde currently serves on the Board of Trustees of NYU Law School and the Board of Directors of Planet Labs PBC, as well as Mercy Corps, a global humanitarian aid and development organization that partners with communities, corporations and governments. Ms. Gadde also co-founded #Angels, an investment collective focused on funding diverse and ambitious founders pursuing bold ideas. Ms. Gadde earned a J.D. from New York University School of Law and a B.S. in industrial and labor relations from Cornell University.

We believe that Ms. Gadde is qualified to serve as a member of our Board due to her deep public company experience, in addition to her executive leadership experience and significant legal, public policy and regulatory expertise.

Roberto Mignone Founder and Managing Partner of Bridger Management LLC Current Committee Assignments: • Audit Committee

Roberto Mignone has served as a member of our Board since October 2024. Mr. Mignone is the Founder and Managing Partner of Bridger Management LLC, an investment management firm specializing in long-term equity strategies. Since its founding in 2000, Bridger Management has focused on the healthcare sector, in addition to its investments across global consumer, technology, and financial service companies. Prior to Bridger Management, Mr. Mignone co-founded and served as a partner of Blue Ridge Capital LLC from 1996 to 2000, an investment firm that focused on healthcare, technology, media, telecommunications, and financial services investing.

Mr. Mignone is a member of the Board of Directors at Teva Pharmaceuticals. He also currently serves as the co-Vice Chair at the New York University Langone Medical Center. From June 2021 to October 2022, Mr. Mignone served on the Board of Directors of Avanti Acquisition, a special purpose acquisition company. Mr. Mignone holds a Bachelor of Arts degree in Classics from Harvard College and a Master of Business Administration degree from Harvard Business School.

We believe that Mr. Mignone is qualified to serve as a member of our Board due to his long career as a global investment professional focused on healthcare, in addition to his finance and management expertise with respect to large, complex pharmaceutical organizations.

Myrtle Potter Former President, Chief Executive Officer and Chairperson of Sumitomo Pharma America, Inc. Current Committee Assignments: • Audit Committee • Compensation Committee

Myrtle Potter has served as a member of our Board since October 2021. Ms. Potter most recently served as President, Chief Executive Officer and Chairperson of the Board of Sumitomo Pharma America, Inc. from July 1, 2023 to April 1, 2024. Prior to this, Ms. Potter served as the Chief Executive Officer of Sumitovant Biopharma, Inc., a subsidiary of Sumitovant Biopharma Ltd., from December 2019 to July 2023, when Sumitomo Pharma America, Inc. announced its launch resulting from the combination of Sumitovant and its wholly owned U.S. subsidiaries and other U.S. Sumitomo Pharma wholly owned subsidiaries. Previously, from 2018 to 2019, Ms. Potter served as Vant Operating Chair at Roivant Sciences, Ltd., and as Chief Executive Officer of Myrtle Potter & Company, LLC from 2005 to 2018. From 2000 to 2004, Ms. Potter served as Chief Operating Officer at Genentech, Inc., and from 2004 to 2005, she served as the President, Commercial Operations and Executive Vice President of Genentech. Prior to joining Genentech, she held various positions, including President, U.S. Cardiovascular/Metabolics at Bristol-Myers Squibb, and a vice president at Merck & Co.

Ms. Potter currently serves on the Board of Directors of Opentrons Labworks, Inc. Ms. Potter previously served on the Board of Directors of Liberty Mutual Holding Company, Inc. from April 2013 to April 2026, Ginkgo Bioworks Holdings, Inc. from June 2024 to June 2025, Myovant Sciences, Ltd. from September 2018 to March 2023, Urovant Sciences Ltd. from July 2018 to March 2021, Axsome Therapeutics, Inc. from June 2017 to June 2020, Everyday Health, Inc. from September 2010 to December 2016, Immunovant, Inc. from June 2019 to February 2020, Axovant Gene Therapies, Ltd. from September 2018 to February 2020, Arbutus Biopharma, Inc. from October 2018 to February 2020, Insmed Incorporated from December 2014 to November 2018, and Rite Aid Corporation from November 2013 to September 2018. Ms. Potter holds a Bachelor of Arts Degree from The University of Chicago.

We believe that Ms. Potter is qualified to serve as a member of our Board due to her years of experience in the biotechnology industry, including extensive commercial and operational experience leading pharmaceutical companies in bringing new therapies to market and her extensive experience serving on boards of public companies.

Musa Tariq Former Chief Marketing Officer of GoFundMe Current Committee Assignments: • Nominating and Corporate Governance Committee

Musa Tariq has served as a member of our Board since March 2023. Mr. Tariq is the Founder of Science x Story, a brand driven growth consultancy that creates value at the intersection of business, marketing and organizational strategy. Prior to this, Mr. Tariq served as Chief Marketing Officer of GoFundMe, a crowdfunding platform, from January 2021 to June 2023. He joined GoFundMe to further build the GoFundMe brand and drive the company’s marketing and communications functions.

Prior to GoFundMe, Mr. Tariq was Global Head of Marketing for Airbnb Experiences, a division of Airbnb, Inc., a provider of an online marketplace for short-term homestays and experiences, from September 2018 to December 2020 where he drove brand awareness and adoption of that rapidly growing part of Airbnb’s business. Before Airbnb, he was Chief Brand Officer at Ford Motor Company from January 2017 to March 2018. Mr. Tariq has also held marketing leadership roles at Apple, Nike and Burberry.

Mr. Tariq has a B.S. in Geography and Economics from London School of Economics. A distinguished counselor to iconic and emerging global brands, Mr. Tariq currently serves as an advisor to MasterClass, The British Fashion Council, Felix Capital and several other start-ups.

We believe that Mr. Tariq is qualified to serve as a member of our Board due to his extensive marketing experience leading global consumer brands.

EXECUTIVE OFFICERS

The following are our executive officers as of the Record Date.

Name	Age	Position

Helmy Eltoukhy, Ph.D.	47	Chairperson and Co-Chief Executive Officer

AmirAli Talasaz, Ph.D.	46	Co-Chief Executive Officer

Michael Bell	57	Chief Financial Officer

Darya Chudova	52	Chief Technology Officer

Craig Eagle, M.D.	59	Chief Medical Officer

Christopher Freeman	52	Chief Commercial Officer

Kumud Kalia	60	Chief Information Officer

Terilyn Juarez Monroe	59	Chief People Officer

John Saia	53	Chief Legal Officer and Corporate Secretary

The following sets for the biographical information of our Executive Officers. Biographical information pertaining to Helmy Eltoukhy, who is the Chairperson of the Board and our Co-CEO, and AmirAli Talasaz, who is a member of the Board and our Co-CEO, may be found in the section above entitled “Proposal 1: Election of Directors – Information about Class I Director Nominees – Class III Directors with Term Expiring at the 2027 Annual Meeting”.

Michael Bell. Mr. Bell has served as our Chief Financial Officer since January 2021. He most recently served as the Chief Financial Officer of CareDx, Inc., a precision medicine company focused on transplantation, from April 2017 to December 2020. From January 2016 to March 2017, Mr. Bell served as the Chief Financial Officer of Metabiota, Inc., a company that develops and sells risk analytics products focused on infectious disease. From May 2012 to January 2016, he served as the Chief Financial Officer of Singulex, Inc., a clinical diagnostics company. Prior to that, Mr. Bell held leadership and executive positions within Novartis, including with Novartis Diagnostics, a global provider of blood screening solutions, where he served as Chief Financial Officer from 2011 to 2012, and Senior Director, Global Head of Finance from 2008 to 2011. Mr. Bell also previously worked for several years in public accounting with both Ernst & Young and Deloitte, UK. He holds a Bachelor of Science degree in Mathematics with Computing from the University of Leicester in the United Kingdom and is a Fellow of the Institute of Chartered Accountants in England & Wales.

Darya Chudova. Dr. Chudova has served as our Chief Technology Officer since May 2023. She has been with Guardant Health since August 2015, most recently serving as Senior Vice President of Technology. In this role, she initially focused on leading technical development of Guardant360 Liquid and CDx products improving the precision, robustness and accessibility of Guardant’s liquid biopsy tests. Most recently, she has led the development of Guardant’s ShieldTM technology for blood-based colorectal cancer screening, which has now been approved by the U.S. Food and Drug Administration. Prior to Guardant, Dr. Chudova successfully developed non-invasive prenatal testing at Illumina, Inc. from March 2013 to August 2015 and tools for clinical diagnostics and interpretation of genomic expression and sequencing data in the context of molecular cytology at Veracyte, Inc. from 2008 to 2013. Dr. Chudova holds a Ph.D. in Computer Science from the University of California, Irvine.

Craig Eagle, M.D. Dr. Eagle has served as our Chief Medical Officer since April 2021. Prior to joining Guardant Health, he served as Vice President of Medical Affairs Oncology for Genentech, a company that uses human generic information to develop, manufacture and sell medicines for serious conditions, from 2019 to 2021, where he oversaw the medical programs across the oncology portfolio and developed innovative cancer trials and strategies in personalized health care. Prior to Genentech, Dr. Eagle has held several positions in the U.S. and internationally at Pfizer, from 2009 to 2019, including most recently as General Manager of Pfizer Oncology in the United Kingdom from 2016 to 2019, where he was responsible for the overall oncology business within the United Kingdom. Dr. Eagle graduated from medical school at the University of New South Wales in Sydney, Australia and received his general internist training at Royal North Shore Hospital in Sydney. Dr. Eagle completed his specialist training in hemato-oncology and laboratory hematology at Royal Prince Alfred Hospital in Sydney and was granted Fellowship in the Royal Australasian College of Physicians (FRACP) and the Royal College of Pathologists Australasia (FRCPA).

Christopher Freeman. Mr. Freeman has served as our Chief Commercial Officer since June 2021. He most recently served as Vice President of the HIV Business Unit at Gilead Sciences, Inc., leading the $13 billion HIV treatment and prevention business, from January 2020 to June 2021. During the COVID-19 pandemic, Mr. Freeman led the Emergency Use Authorization for Veklury (remdesivir) to treat COVID-19. Mr. Freeman previously worked at Elan Pharmaceuticals from 2008 to 2011 where he was commercial lead for Elan’s Alzheimer’s pipeline products, and from 2001 to 2008, he worked at Genentech where he led marketing for their oncology product, Rituxan, and Xolair for patients suffering from asthma and severe allergies. Mr. Freeman is a member of the National Board of Directors for Dream Foundation, a national dream-granting organization for terminally ill adults and their families. Mr. Freeman served in the U.S. Army for five years, first enlisting as a Lieutenant and was promoted to Captain before being honorably discharged in 2001. Mr. Freeman graduated from the United States Military Academy at West Point and holds a Master of Administration from Central Michigan University, and a Doctor of Education from the University of Southern California.

Kumud Kalia. Mr. Kalia has served as our Chief Information Officer since January 2020. He most recently served as Chief Information and Technology Officer as well as other executive roles at Cylance, Inc., from March 2018 to June 2019, and previously served as Chief Information Officer at Akamai Technologies from October 2011 to February 2018. Prior to Akamai, Mr. Kalia worked at Direct Energy, an energy and services business operating in the U.S. and Canada, from March 2005 to January 2011, and where at the time of his departure he was the Chief Information Officer and Executive Vice President of Customer Operations. Earlier in his career, Mr. Kalia was Vice President and Chief Information Officer of the Business Markets Group of Qwest Communications International from 2002 to 2004 and served as Chief Information Officer for Dresdner Group in North America from 1998 to 2002. He has also served in technology, operations and strategy roles at various investment banks. Mr. Kalia holds a Master’s degree in Information and Cyber Security from the University of California, Berkeley, an honors degree in Electronic Engineering from Bangor University, is a chartered engineer, and is a Fellow of both the Institution of Engineering and Technology and the British Computer Society.

Terilyn Juarez Monroe. Ms. Monroe has served as our Chief People Officer since January 2024. She most recently served as Chief People Officer at Bonterra, a SaaS, PE backed company focused on accelerating social impact through technology, from November 2021 to September 2023, and previously served as Chief People Officer, SVP People & Places at Varian from October 2017 to April 2021. Prior to Varian, Ms. Monroe worked as Chief People & Culture Officer, SVP Human Resources at Acxiom from 2015 to 2017. She also was Chief Diversity Officer at Intuit, where she led the company’s diversity and inclusion efforts, and held various roles in the Human Resources organization from 2002 to 2015. Ms. Monroe serves on the board of directors for CASSY, a nonprofit organization focused on counseling and support services for youth and holds a bachelor’s degree in public relations from San Jose State University.

John Saia. Mr. Saia has served as our Chief Legal Officer and Corporate Secretary since April 2022, and prior to that as our Senior Vice President, General Counsel and Corporate Secretary from May 2020 to April 2022. Prior to joining Guardant Health, he served as Senior Vice President, General Counsel and Corporate Secretary of WageWorks, Inc., an administrator of consumer-directed benefits, from January 2019 until its acquisition by HealthEquity, Inc. in August 2019, and as General Counsel and Corporate Secretary for AcelRx Pharmaceuticals, Inc., a specialty pharmaceutical company, from April 2018 to January 2019. Mr. Saia led legal and compliance activities worldwide for both WageWorks and AcelRx. Prior to that, he spent more than a decade serving in numerous legal and compliance leadership roles at McKesson Corporation, ending his tenure in April 2018 as its Corporate Secretary and Associate General Counsel. In addition to holding positions at several highly respected law firms, Mr. Saia also held roles at the U.S. Securities and Exchange Commission and the U.S. Department of Justice. Mr. Saia graduated cum laude from Santa Clara University and holds a Juris Doctorate from The George Washington School of Law.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) discusses the philosophy, objectives, process, components, and additional aspects of our 2025 executive compensation program. This CD&A is intended to be read in conjunction with the tables that immediately follow this section, which provide further compensation information for our 2025 named executive officers (“NEOs”):

Name	Position

Helmy Eltoukhy	Chairman and Co-CEO

AmirAli Talasaz	Co-CEO

Michael Bell	Chief Financial Officer

Darya Chudova	Chief Technology Officer

Craig Eagle	Chief Medical Officer

John Saia	Chief Legal Officer

Quick CD&A Reference Guide

Business and Compensation Overview	Section I

Compensation Philosophy and Objectives	Section II

Compensation Determination Process	Section III

Components of Our Compensation Program	Section IV

Additional Compensation Policies and Practices	Section V

I. BUSINESS AND COMPENSATION OVERVIEW

Company Overview

We are a leading precision oncology company focused on guarding wellness and giving every person more time free from cancer. We are transforming patient care by providing critical insights into what drives disease through our advanced blood and tissue tests, real-world data and AI analytics. Our tests help improve outcomes across all stages of care, including screening to find cancer early, monitoring for recurrence in early-stage cancer, and treatment selection for patients with advanced cancer. For patients with advanced-stage cancer, we offer the Guardant360® Liquid test, formerly known as the Guardant360® LDT test, and the Guardant360® CDx test, the first comprehensive liquid biopsy test approved by the U.S. Food and Drug Administration, or the FDA, to provide tumor mutation profiling with solid tumors and to be used as a companion diagnostic in connection with non-small cell lung cancer, or NSCLC, colorectal cancer and breast cancer. We also offer the Guardant360® Tissue test for advanced-stage cancer and the Guardant Reveal test to detect residual and recurring disease in early-stage colorectal, breast and lung cancer patients. We have also expanded the Guardant Reveal® test to include late-stage therapy response monitoring for patients with solid tumors.

Our product portfolio is now powered by our Smart Platform, which utilizes methylation technology with genomic, epigenomic, and RNA-based data, to unlock multi-modal biology with proprietary chemistry, advanced algorithms and our InfinityAI learning engine.

We also collaborate with biopharmaceutical companies in clinical studies by providing the above-mentioned tests, as well as the GuardantINFINITY™ blood test, also powered by our Smart Platform, which provides new, multi-dimensional insights into the complexities of tumor molecular profiles and immune response to advance cancer research and therapy development, and the GuardantOMNI® blood test for advanced-stage cancer. Using data collected from our tests and through AI-enabled analytical tools, we have also developed our GuardantINFORM™ platform to help biopharmaceutical companies accelerate precision oncology drug development through the use of this in-silico research platform to unlock further insights into tumor evolution and treatment resistance across various biomarker-driven cancers.

For early cancer detection, we offer the Shield™ blood test for colorectal cancer screening in adults age 45 and older who are at average risk for the disease. Shield is the first blood test approved by the FDA for primary colorectal cancer screening and also the first blood test for colorectal cancer screening that meets coverage requirements by Medicare. In addition, our Shield blood test is included in the National Comprehensive Cancer Network colorectal cancer screening guidelines. We also expect to expand into lung cancer screening and multi-cancer detection, or MCD, with our Shield platform. The FDA has granted Breakthrough Device designation to our Shield™ MCD test to provide patients and healthcare providers with timely access to medical devices by speeding up their development, assessment and review. In addition, we have expanded our Shield blood test to include an MCD results report with a data collection effort to better understand the clinical impact of MCD results.

Stockholder Engagement

We value a robust stockholder outreach program. We engage in regular, constructive dialogue with our stockholders on matters relevant to our business, including corporate governance, executive compensation, strategy, sustainability and corporate responsibility, and human capital management. The feedback that we have received over the years has been helpful to our understanding of our investors’ perspectives on these issues. We believe that our approach to engaging openly with our stockholders drives increased corporate accountability, improves decision making, and ultimately creates long-term value.

At our 2025 Annual Meeting, we received the support of 92.5% of the votes cast on our Say-on-Pay proposal. The Compensation Committee viewed this high level of support as an endorsement by stockholders of the program. The Board and the Compensation Committee will carefully consider the results of any Say-on-Pay vote in the future.

Compensation Objectives

The core elements of the Compensation Committee’s executive compensation philosophy are as follows:

•	Attract, retain and motivate talented individuals who will drive the successful execution of Guardant Health’s strategic plan;

•	Link pay to performance and achievement of Guardant Health’s business objectives;

•	Align executive officers’ interests with those of Guardant Health and our stockholders, generally through the use of equity as a significant component of our executive compensation program;

•	Provide market competitive compensation, the majority of which is “at risk”; and

•	Design programs that we believe are simple and transparent.

2025 Business Highlights

We had a strong year in 2025, driven by excellent execution to deliver strong clinical volumes.

Key financial highlights include the following:

•

Revenue increased 33% to $982.0 million in 2025, primarily driven by an increase in oncology revenue as a result of the volume increase of oncology tests (i.e., Guardant360 CDx, Guardant360 Liquid, Guardant360 Tissue and Guardant Reveal tests), screening revenue, and biopharma and data revenue.

During 2025, we:

○	Received the first Guardant360 CDx companion diagnostic approval in colorectal cancer;

○	Expanded tissue-free Guardant Reveal to include late-stage therapy response monitoring;

○	Expanded Shield to include multi-cancer detection (MCD) and initiated a large-scale real-world data initiative for Shield MCD; and

○	Reached a major milestone with the submission of the Guardant360 Liquid premarket approval (PMA) application to FDA.

•	Gross profit, or total revenue less cost of revenue, was $633.0 million for 2025, an increase of $183.8 million from $449.2 million for the corresponding prior year period.

•	Gross margin, or gross profit divided by total revenue, was 64%, as compared to 61% for the corresponding prior year period.

•

Operating expenses were $1,070.3 million for 2025, as compared to $892.8 million for the corresponding prior year period. Non-GAAP operating expenses were $903.7 million for 2025, as compared to $757.3 million for the corresponding prior year period.

•

Net loss was $416.3 million for 2025, as compared to $436.4 million for the corresponding prior year period. Net loss per share was $3.32 for 2025, as compared to $3.56 for the corresponding prior year period. Non-GAAP net loss was $228.1 million for 2025, as compared to $247.2 million for the corresponding prior year period. Non-GAAP net loss per share was $1.82 for 2025, as compared to $2.01 for the corresponding prior year period.

We define our non-GAAP measures as the applicable GAAP measure adjusted for the impacts of stock-based compensation and related employer payroll tax payments, contingent consideration, amortization of intangible assets, unrealized and realized gains and losses on marketable equity securities, impairment of non-marketable equity securities, gain on extinguishment of convertible notes, and other non-recurring items. See Appendix B for a reconciliation of non-GAAP information.

•

Adjusted EBITDA loss was $220.9 million for 2025, as compared to a $257.5 million loss for 2024. Adjusted EBITDA is a non-GAAP measure that is defined as net loss adjusted for interest income; interest expense; other income (expense), net; provision for (benefit from) income taxes; depreciation and amortization expense; stock-based compensation expense and related employer payroll tax payments; contingent consideration; and other non-recurring items. See Appendix B for a reconciliation of non-GAAP information.

•

Net cash used in operating activities was negative $184.8 million, versus negative $239.9 million in the prior year. Free cash flow for 2025 was negative $233.1 million, as compared to negative $274.9 million for the corresponding prior year period. Free cash flow is defined as net cash used in operating activities in the period less purchases of property and equipment in the period.

Key Aspects of the 2025 Executive Compensation Program

Base Salaries. Based on reference to a competitive market analysis, Drs. Eltoukhy and Talasaz each received a target base salary of $830,000, a 3.75% increase. The Co-CEOs again requested to receive their base salaries in restricted stock units (RSUs). The base salaries of our other continuing NEOs increased by amounts ranging from 2.9% to 5.0% based on a consideration of current market competitive salary ranges and job performance.

Annual Bonuses. 2025 annual bonuses were determined based on:

(i)

financial performance metrics related to oncology, biopharma and data, screening, and licensing and other revenue and Adjusted EBITDA loss, representing 55% of the target bonus opportunity (the “Financial Performance Component”);

(ii)	oncology and screening product development and commercialization milestones, representing a combined 40% of the target bonus opportunity (together, the “Operational Performance Component”); and

(iii)	employee engagement (5%).

To establish these targets and goals, the Compensation Committee, with the input of the senior leadership team, and considering other corporate achievements and developments, set the targets at levels that it considered rigorous and challenging and that took into account the relevant risks and opportunities.

The Financial Performance Component was comprised of:

(i)	Oncology, biopharma and data, and licensing and other revenue (25% of the target bonus opportunity);

(ii)	Screening revenue (20% of the target bonus opportunity); and

(ii)	Adjusted EBITDA loss (10%).

The Operational Performance Component was comprised of:

(i)	Oncology product development and commercialization milestone goals related to tissue therapy selection (10% of the target bonus opportunity);

(ii)	Oncology monitoring commercialization goals (15%); and

(ii)	Screening research and development and commercialization goals related to Shield (15%).

The Compensation Committee set rigorous revenue targets substantially above the prior-year 2024 revenue level (which itself reflected a 31% increase from 2023), reflecting 21% overall growth. The performance curve was also rigorous, requiring at least 15% overall growth from the prior year just to achieve the threshold levels. The target for Adjusted EBITDA was also set at a level that the Compensation Committee viewed as challenging to achieve. The Compensation Committee incorporated these measures in the 2025 annual bonus program in order to focus executive officers on value drivers and the critical strategic priorities of top line revenue growth and operating profitability.

For 2025, Drs. Eltoukhy and Talasaz again requested to receive their annual bonus opportunity in the form of performance share units (PSUs) that cliff vest on the same date that the other NEOs receive their bonus payouts, if any, based upon performance relative to the same annual incentive performance goals that applied to all other executive officers.

As described below, revenue increased 33% to $982 million, driven predominantly by oncology, biopharma and data, and screening revenue; and Adjusted EBITDA loss decreased to $220.9 million.

With respect to the Operational Performance Component, in Oncology, we launched the Guardant360 Tissue Lab Developed Test and we secured Medicare reimbursement for Guardant Reveal. In Screening, we made progress in the ongoing development of our Shield test.

Finally, 5% of the annual bonus opportunity was based on employee engagement, as measured and benchmarked via our employee engagement survey results. The engagement score was achieved at target.

Based on our financial results, together with the product development and research-based achievements, and employee engagement, the Compensation Committee determined that overall achievement relative to our goals was 140% of target.

2025 Long-Term Incentives. In 2025, the Compensation Committee continued to emphasize the performance nature of long-term incentive equity grants by granting PSUs.

The 2025 PSUs cliff vest following a 3-year performance period based on (i) achievement of annual revenue growth goals for each of the Company’s 2025, 2026 and 2027 fiscal years (weighted one-third each) and (ii) modification as determined by the Company’s relative total shareholder return (TSR) over the 3-year performance period, subject to a negative TSR cap. The other elements of the 2025 long-term incentives consist of time-based RSUs and, for NEOs other than the Co-CEOs, stock options. Long-term incentive equity awards are prospective in nature and intended to tie a substantial portion of an executive’s pay to creating long-term stockholder value. The Compensation Committee structures the long-term incentive opportunity to motivate executive officers to achieve multi-year strategic goals and deliver sustained long-term value to stockholders and to reward them for doing so.

For the 2025 PSUs based on 2025 annual revenue growth, as described above, the Company generated total revenue of $982.0 million in 2025, representing growth of 33% and resulting in a payout percentage level of 200% for the 2025 tranche of PSUs. This result will be aggregated with the number of PSUs earned across the remaining two years of the 3-year performance period and then adjusted by the relative TSR modifier.

II. COMPENSATION PHILOSOPHY AND OBJECTIVES

Compensation Philosophy

The Compensation Committee believes that a well-designed compensation program should (i) align executive interests with the drivers of growth and stockholder returns, (ii) incent and reward the Company’s achievement of its strategic business goals, and (iii) support the Company’s ability to attract top talent and retain critical employees with the mindset, skills and capabilities to drive and sustain long-term stockholder value. As a result, we maintain a strong pay-for-performance orientation in our compensation program.

To achieve these objectives, the Compensation Committee regularly reviews our compensation policies and program design to ensure that they are aligned with the interests of our stockholders and our business goals, and that the total compensation paid to our executives is fair, reasonable, and competitive for our size and stage of development.

Compensation Objectives

Key objectives of our compensation programs include the following:

•

Reward achievement of business objectives (pay for performance). We have clearly defined our Company’s overarching goal of helping patients at all stages of cancer live longer and healthier lives through the power of blood tests and the data they unlock and driving commercial adoption of our products. We have also developed a robust strategy to accomplish this overarching goal, including certain business objectives that are steps along the way.

The Compensation Committee has designed our executive compensation program to motivate our executive officers to achieve these business objectives by closely linking the value of the compensation they receive to our performance relative to these business objectives.

•

Align the interests of our executive officers and employees with those of our stockholders; foster an ownership culture. Equity-based compensation constitutes a significant portion of our executive officers’ overall compensation opportunity. The Compensation Committee uses equity, when appropriate, as the form for long-term incentive opportunities in order to incentivize and reward executive officers to (i) achieve multi-year strategic goals and (ii) deliver sustained long-term value to stockholders.

The Compensation Committee believes using equity for the long-term incentives creates strong alignment between the interests of executive officers and the interests of our stockholders because it gives executive officers and stockholders a common interest in stock price performance. Granting equity also fosters an ownership culture among executive officers by making them stockholders with a personal stake in Guardant Health’s growth and success.

•

Offer competitive compensation to attract and retain talent. The biopharmaceutical and technology industries are fiercely competitive, particularly in the San Francisco Bay Area and other areas where we operate, and we must compete for executive talent in these industries and areas. To manage our business and carry out our strategy, we seek high-caliber executive officers and managers who have diverse experience, expertise, capabilities, and backgrounds.

In recruiting our executive officers and determining competitive pay levels, the Compensation Committee references the amounts and compensation structures of executive officers in the companies in our compensation peer group and in industry surveys.

•

Design straightforward compensation programs and plans and administer them transparently. In order for incentive compensation to serve its purpose of motivating participants to achieve results, the participants must have a clear understanding of the goals and targets by which they will be measured and the rewards that they will receive for various levels of achievement of those goals, including the value of those rewards.

The Compensation Committee strives to make the incentives in our executive compensation program straightforward and the programs transparent and understandable, so that our executive officers, as well as our stockholders, know what our executives are working toward and what they will receive if they succeed. The Compensation Committee seeks to design programs that give participants a clear line of sight to the selected metrics and sufficient control over the performance toward the goals to motivate them effectively for achieving our business objectives, and to reward them appropriately, as a means of executing our strategy.

Compensation Program Governance

The Compensation Committee assesses the effectiveness of our executive compensation program from time to time and reviews risk mitigation and governance matters, which includes maintaining the following best practices:

What We Do
Pay for Performance	The majority of total compensation opportunity for our NEOs is variable and at-risk, with a meaningful portion that is performance-based.
Balance Short- and Long-Term Compensation	The allocation of incentives between the annual incentive plan and the long-term incentive plan does not over-emphasize short-term performance at the expense of achieving long-term goals.
Combination of Balanced Performance Metrics	We use a diverse set of financial and milestone performance metrics in our annual incentive plan.
Independent Compensation Consultant	Our Compensation Committee has engaged an independent compensation consultant to provide information and advice for use in designing our executive compensation program.
Peer Data	We develop a peer group of companies based on industry, revenue, development stage, and market capitalization to use as a reference for compensation decisions.
Cap Bonus Payouts; Fixed Equity Grants	Our annual incentive plan has an upper limit on the amount of cash that may be earned. The maximum number of PSUs that might be earned is fixed in the grant.
Double Trigger Change-in-Control Provisions

If there is a change in control, under existing provisions, outstanding equity awards will vest only if there is both a change in control and an involuntary termination of employment (a “double trigger”).

Robust Stock Ownership and Retention Guidelines

Our executive officers and directors are required to maintain robust levels of stock ownership. We require, for those who have not met their minimum required ownership, that they hold (and not dispose of) a certain amount of shares of our common stock acquired through equity awards.

Annual Say-on-Pay Vote	We conduct an annual advisory say-on-pay vote on our NEO compensation.
Stockholder Engagement	We are committed to ongoing engagement with our stockholders, including on matters such as executive compensation and corporate governance.
Annual Compensation Risk Assessment	We conduct an annual compensation risk assessment to ensure that our compensation programs do not present any risks that are reasonably likely to have a material adverse effect on the Company.
Clawback Policy	We maintain a clawback policy designed to recoup incentive compensation paid to executive officers based on erroneously prepared financial statements.

What We Don’t Do
No Guaranteed Employment Agreements	We do not have employment agreements that guarantee employment for a specified term. Our executive officers are at-will employees.
No Hedging or Pledging of Company Securities	We prohibit employees and non-employee directors from engaging in hedging, pledging, margin or short sale transactions in Company securities.
No Excessive Perks	We do not provide large perquisites to executive officers.
No Excise Tax Gross-Ups	We do not provide excise tax gross-ups.
No Guaranteed Bonuses	We do not guarantee our NEOs any minimum levels of payment under our annual incentive plan, which is entirely performance-based.

III. COMPENSATION DETERMINATION PROCESS

Role of the Compensation Committee

The Compensation Committee establishes our compensation philosophy and objectives; determines the structure, components, and other elements of the executive compensation program; and reviews and approves the compensation of the NEOs or recommends it for approval by the Board. The Compensation Committee structures the executive compensation program to accomplish its articulated compensation objectives in light of the compensation philosophy described above.

Toward the end of each year, the Compensation Committee reviews the elements of our executive compensation program to verify the alignment of the program with our business strategy and with the items that we believe drive the creation of stockholder value, and to determine whether any changes would be appropriate.

At the beginning of the new year, after the end of applicable annual performance periods, the Compensation Committee evaluates achievement relative to performance targets and determines corresponding payouts earned.

The Compensation Committee obtains input from executive officers regarding the annual operating plan, expected financial results, anticipated milestone results, and related risks. Based on this information, the Compensation Committee establishes the performance-based metrics and targets for the cash-based annual incentive plan and for the performance share units granted under our equity incentive plan. For each metric, the Compensation Committee sets appropriate threshold and maximum levels of performance designed to motivate achievement without incentivizing excessive risk-taking. With the input of the Co-CEOs, the Compensation Committee also establishes the compensation for all of the other executive officers. The Compensation Committee sets the compensation for each of our NEOs and makes recommendations to the full Board generally at its meetings in the first quarter of each year.

Role of the Independent Compensation Consultant

The Compensation Committee recognizes that there is value in procuring independent, objective expertise and counsel in connection with fulfilling its duties, and pursuant to its charter, the Compensation Committee has the authority to select and retain independent advisors and counsel to assist it with carrying out its duties and responsibilities. The Compensation Committee has exercised this authority to engage Aon as its independent compensation consultant and has worked with Aon to develop a compensation peer group, provide a competitive market analysis of the base salary, annual cash incentive awards, and long-term incentive compensation of our executive officers compared against the compensation peer group, report on share utilization, and review of other market practices and trends.

While the Compensation Committee took into consideration the review and recommendations of Aon, as well as the practices of our compensation peer group, when making decisions about our executive compensation program, ultimately, the Compensation Committee made its own independent decisions in determining our executives’ compensation, including the compensation for the Co-CEOs.

The Committee has assessed the independence of Aon pursuant to SEC and Nasdaq rules. In doing so, the Committee considered each of the factors set forth by the SEC and the Nasdaq with respect to a compensation consultant’s independence and reviewed Aon’s own self-evaluation of, and conclusion regarding, its independence. Based on its consideration of the foregoing and other relevant factors, the Committee concluded that there were no conflicts of interest, and that Aon is independent.

Compensation Peer Groups and Peer Selection Process

Relevant market and benchmark data provide a solid reference point for making decisions and helpful context, even though, relative to other companies, there are differences and unique aspects of the Company. The Compensation Committee takes into consideration the structure and components of, and the amounts paid under, the executive compensation programs of other comparable peer companies, as derived from public filings and other sources, when making decisions about the structure and component mix of our executive compensation program.

The Compensation Committee, with the assistance of Aon, developed a peer group in July 2024 for use in connection with subsequent decisions about 2025 executive compensation using the following criteria: sector (commercial biopharma and medical device companies, with a focus on oncology and diagnostics where possible), revenue, and market capitalization.

Based on these criteria and considerations, the Compensation Committee approved a revised peer group for executive compensation decisions. Adaptive Biotechnologies Corporation, Neurocrine Biosciences, Inc., and Sarepta Therapeutics, Inc. were removed because they no longer fit the selection criteria, and Glaukos Corporation, Lantheus Holdings,

Inc., and Twist Bioscience Corporation were added because their characteristics fell within the criteria. The revised peer group consists of the following 17 companies:

10x Genomics, Inc.	Natera, Inc.

ACADIA Pharmaceuticals Inc.	NeoGenomics, Inc.

Blueprint Medicines Corporation	Novocure Ltd.

Exact Sciences Corporation	Penumbra, Inc.

Exelixis, Inc.	Repligen Corporation

Glaukos Corporation	Twist Bioscience Corporation

iRythym Technologies, Inc.	Ultragenyx Pharmaceutical Inc.

Lantheus Holdings, Inc.	Veracyte, Inc.

Myriad Genetics, Inc.

In addition to the criteria above, the Compensation Committee also referenced general and specific industry surveys from other sources. The market data are used as a reference point and to provide information on the range of competitive pay levels and current compensation practices in our industry.

We believe that the compensation practices of our peer group provided us with appropriate compensation reference points for evaluating and determining the compensation of our NEOs during 2025. Consistent with best practices for corporate governance, the Compensation Committee will review our peer group annually.

Subsequently, over the course of multiple meetings during 2025 and 2026 and with the assistance of its independent compensation consultant, the Committee thoughtfully considered its approach to the compensation peer group. The Compensaton Committee, with the assistance of Aon, developed a peer group in January 2026 for use in connection with decisions about 2026 executive officer and non-employee director compensation. See “Director Compensation” above. The January 2026 peer group used a similar framework, based on Guardant’s projected 2026 revenue and then-current market capitalization, and the sector criteria were also expanded to consider life sciences companies with an advanced Artificial Intelligence-driven healthcare/bioinformatics focus. Blueprint Medicines Corporation, Glaukos Corporation, Lantheus Holdings, Inc., Novocure Ltd., Penumbra, Inc., Repligen Corporation, Twist Bioscience Corporation, Ultragenyx Pharmaceutical Inc. and Veracyte, Inc. were removed because they no longer fit the selection criteria, and Alnylam, BioMarin, Caris, DexCom, IDEXX, Illumina, Insulet, Masimo, Neurocrine, TempusAI, and United Therapeutics were added because their characteristics fell within the criteria. Based on these criteria and considerations, the Compensation Committee approved a revised peer group for decisions subsequent to January 2026 that consists of the following 17 companies:

ACADIA Pharmaceuticals Inc.	Insulet Corporation

Alnylam Pharmaceuticals, Inc.	iRhythm Technologies, Inc.

BioMarin Pharmaceuticals Inc.	Masimo Corporation

Caris Life Sciences, Inc.	Natera, Inc.

Dexcom, Inc.	NeoGenomics, Inc.

Exact Sciences Corporation	Neurocrine Biosciences, Inc.

Exelixis, Inc.	Tempus AI, Inc.

IDEXX Laboratories, Inc.	United Therapeutics Corp

Illumina, Inc.

Role of the Co-Chief Executive Officers

The Compensation Committee works with our Co-CEOs to set the target compensation of each of our other NEOs. As part of this process, the Co-CEOs evaluate the performance of the other executive officers annually and make recommendations to the Compensation Committee regarding the compensation of each other executive officer.

The input of the Co-CEOs is particularly important. The Compensation Committee gives significant weight to their recommendations in light of their greater familiarity with the day-to-day performance of their direct reports and the importance of incentive compensation in driving the execution of managerial initiatives developed and led by the Co-CEOs. Nevertheless, the Compensation Committee or the Board of Directors makes the ultimate determination regarding the compensation for the executive officers.

IV. COMPENSATION PROGRAM COMPONENTS

2025 Components in General

To achieve its executive compensation program objectives, the Compensation Committee utilizes the compensation components set forth in the chart below. The Compensation Committee regularly reviews each executive officer’s total compensation opportunity to ensure it is consistent with its compensation philosophy and objectives and that the component is serving a purpose in supporting the execution of our strategy.

Element	Description	Additional Detail

Base Salary

Fixed compensation, generally in cash.

Base salaries for the NEOs are determined based on each executive officer’s role, individual skills, experience, performance, positioning relative to competitive market, and internal equity.

Base salaries are intended to provide stable compensation to executive officers, allow us to attract and retain skilled executive talent, and maintain a consistent leadership team. Drs. Eltoukhy and Talasaz requested that their base salaries be delivered in the form of RSUs rather than cash. These RSUs vest in quarterly installments at the end of each calendar quarter. Base salary for the other NEOs is payable in cash.

Short-Term Incentives: Annual Incentive Opportunities

Variable compensation, generally in cash, based on the level of achievement of certain annual performance objectives that are pre-determined.

The performance goals include financial objectives and product development, commercialization, and research-based milestone objectives and an organizational objective.

Performance against the revenue goal must attain a very challenging threshold to earn any credit toward a payout with respect to that goal.

Incentive opportunities are capped at a maximum of 200% of target, which are earned solely based on corporate performance.

Target awards are no greater than 100% of the Co-CEOs’ base salary and 50% of the other NEOs’ base salary.

Annual incentive opportunities are designed to align our executive officers in pursuing our short-term goals; payout levels are generally determined based on actual financial results and the degree of achievement of product development, commercialization, research and organizational milestones.

Drs. Eltoukhy and Talasaz requested that their annual incentive opportunity be delivered in the form of equity rather than cash. These PSUs vest after the end of the year based on the same annual incentive performance objectives. The annual incentive for other NEOs is payable in cash.

Long-Term Incentives: Equity-Based Compensation

Variable equity-based compensation.

Performance Stock Units (PSUs): PSUs vest based on corporate performance.

Restricted Stock Units (RSUs): Restricted stock units vest based on continued service over a period of time.

Stock Options: Right to purchase shares at a price at least equal to the stock price on the grant date.

Equity-based compensation is designed to motivate and reward executive officers to achieve multi-year strategic goals and to deliver sustained long-term value to stockholders, as well as to attract and retain executive officers for the long term.

Base Salary

Base salaries generally provide fixed compensation to executive officers and help us to attract and retain the executive talent needed to lead the business and maintain a stable leadership team. Base salaries are individually determined according to each executive officer’s areas of responsibility, role, and capabilities, and they vary among executive officers based on a variety of considerations, including skills, knowledge, achievements, and the competitive market for the position.

In consideration of a competitive market analysis, Drs. Eltoukhy and Talasaz each received a target base salary of $830,000. Based on their confidence in our strong Company fundamentals and future business outlook, the Co-CEOs requested to receive their base salaries in the form of RSUs rather than in cash. The Co-CEOs were granted RSUs with a grant date fair value equal to their annual base salary amount of $830,000. These RSUs vest quarterly on the last day of each calendar quarter during 2025.

The Compensation Committee approved base salary increases, inclusive of market adjustments, for the other NEOs to position their salaries more competitively given current market data for their roles and in consideration of the highly competitive market for talent in biotechnology in the San Francisco Bay area.

The base salaries for each of our executive officers in effect at the end of 2025, and the adjustment from 2024, are as follows:

NEO	2025 Base Salary ($)(1)	Increase from 2024

Helmy Eltoukhy	830,000	3.75% (2)

AmirAli Talasaz	830,000	3.75% (2)

Michael Bell	570,000	3.6%

Darya Chudova	525,000	5.0%

Craig Eagle	580,000	3.6%

John Saia	530,000	2.9%

(1)	Amounts shown are the annual base salary in effect at year end.
(2)

As described above, in lieu of cash, at the request of the Co-CEOs, the Compensation Committee delivered base salary to each Co-CEO in the form of RSUs. The RSUs had a grant date fair value of $830,000, and vested quarterly at the end of each calendar quarter.

Annual Incentive Plan

The annual incentive plan for executive officers is generally a cash plan that rewards NEOs for the achievement of key short-term objectives. In particular, the plan offers incentives to the NEOs to achieve certain short-term financial results, specified product development, commercialization and research-based milestones, and employee engagement, that the Compensation Committee views as key steps in the execution of our overall business strategy, with the ultimate intent of increasing stockholder value.

In the Compensation Committee’s view, the most senior executive officers have the greatest responsibility for the performance of the Company, and, consequently, the annual incentive plan for such executive officers utilizes only pre-established objective Company performance measures with the potential to exercise negative discretion on individual bonus payments in certain circumstances.

Target Opportunities

The Compensation Committee determines the target annual incentive opportunity available to each NEO by taking the individual’s annual base salary in effect at year end and multiplying it by the individual’s target incentive percentage. Among other factors, the target incentive percentages are determined with reference to the peer group target incentive percentages and the proportion of total direct compensation represented by the annual incentive, and internal parity.

NEO	2025 Target Incentive Opportunity (as a % of Base Salary)

Helmy Eltoukhy	100%

AmirAli Talasaz	100%

Michael Bell	50%

Darya Chudova	50%

Craig Eagle	50%

John Saia	50%

Drs. Eltoukhy and Talasaz requested to receive their annual bonus opportunity in the form of performance share units (PSUs) that cliff vest on the same date that the other NEOs receive their bonus payouts, if any, based upon performance relative to the same annual incentive performance goals that apply to all other executive officers.

Performance Measures

The amount earned under the 2025 annual incentive plan is based on our achievement against:

(i)	financial performance metrics, representing 55% of the target bonus opportunity (the “Financial Performance Component”),

(ii)	oncology and screening product development and commercialization milestones, representing a combined 40% of the target bonus opportunity (together, the “Operational Performance Component”), and

(iii)	an employee engagement measure, representing 5%.

In the view of the Compensation Committee, for 2025, it was critically important to strive to continue to gain market share and to establish a leadership position by growing our top line and continuing to move toward profitability. Although Non-GAAP Gross Margin (defined as non-GAAP gross profit divided by revenue) increased to 66% in 2025, the Compensation Committee omitted Non-GAAP Gross Margin as a metric in 2025 to place emphasis on revenue growth for our new screening product in addition to revenue growth for our core oncology products.

Financial Performance Component. The measures selected by the Compensation Committee—Oncology Revenue (inclusive of oncology, biopharma and data, and licensing and other revenue), Screening Revenue and Adjusted EBITDA—are important, as they focus executive officers on the critical strategic priorities of top line revenue growth, in part as a proxy for market share growth, and operating profitability.

•

Oncology Revenue (weighted 25%). Given the Company’s stage of development and market opportunity and window, the Compensation Committee emphasized revenue growth for our existing lines of business covering oncology, biopharma and data, and licensing and other as a high priority.

•

Screening Revenue (weighted 20%). Following the commercial launch of Shield, and the establishment of the Medicare reimbursement rate for Shield, the success of the launch and growth of the product and additional extensions and seizing of market share are critical.

•

Adjusted EBITDA (weighted 10%). The Compensation Committee continued using Adjusted EBITDA as a measure that reflected profitability without regard to how the Company is financed or taxed and adjusted for certain items beyond the control of management. A general description of how we calculate Adjusted EBITDA for the purpose of our 2025 annual cash incentive plan is described above. See Appendix B for a reconciliation of non-GAAP information.

Operational Performance Component. In addition, given the criticality of advancing our oncology product program and our screening research and development program, the Compensation Committee placed significant emphasis on product development and research and commercialization. Specifically:

•

Navigating Cancer. 25% of the target bonus opportunity related to actions designed to make the Company a leader in navigating cancer, with a portion that relates to growing our position in tissue therapy selection and a portion that relates to driving our monitoring franchise, and

•	Blood-Based Screening. 15% related to blood-based cancer screening oncology products.

Engagement. The Compensation Committee also included in the annual incentive performance metrics an element tied to employee engagement, representing 5% of the opportunity, because engagement is closely linked to employee satisfaction and retention and thus, ultimately, to operational performance.

Target, Threshold and Maximum Performance Levels

The Compensation Committee set the performance metric targets at levels that it considered rigorous and challenging and that took into account the relevant risks and opportunities. More specifically, the Compensation Committee reviewed the relevant operational goals in light of the Company’s plans, as well as the financial objectives set as a result of the detailed budgeting process and the employee engagement metric, and assessed various factors related to the achievability of these targets, including the risks associated with various macroeconomic factors, and the risks of achieving specific actions that underlie the targets and the implied performance relative to prior years.

Considering these factors, the Compensation Committee set the 2025 targets for the Operational Performance Components at levels or with timing in accordance with the Company’s strategic and operational plans. With respect to the Financial Performance Component, the Compensation Committee set the 2025 target for revenue at a 21% growth rate over total revenue in 2024 and the target for Adjusted EBITDA loss at a 5% improvement over 2024 actual.

Having set the targets, the Compensation Committee also set the threshold and maximum performance levels for both the Financial Performance Component and the Operational Performance Component. For the 2025 financial measures, the Compensation Committee set the threshold at a high-performance level of approximately 95.5% of the target for revenue. The threshold for non-GAAP Adjusted EBITDA loss was also set at a high-performance level. The Compensation Committee set the maximum level for revenue at 106% of target, a level that presents a significant challenge requiring exceptionally strong performance. The Compensation Committee set the maximum for the other metrics at a level which required significant effort to achieve, taking into account our 2025 operating plan, including the planned growth in revenue and expenses. For the 2025 product development, commercialization and research milestone measures, the threshold level of performance generally involved achieving the goal later or in a lower amount, and maximum performance generally involved achieving it sooner or in a higher amount.

Payout Levels

The Compensation Committee defined payout levels representing the amount to be paid to NEOs based on the level of actual performance relative to the targets. If achievement is below the threshold level of performance, the Compensation Committee set the payout at 0% to motivate performance and underscore the importance of achieving, or closely approaching, the targets at this critical time in our development. If we achieve threshold performance on a metric, the payout is 50% of target; if we achieve target performance, the payout is 100% of target; and if we achieve maximum performance, the payout is 200% of target. For performance between the threshold and maximum for any metric, the payout amount is interpolated as a payout percentage between a threshold of 50% and a maximum of 200%.

Actual Performance

The following tables show (i) for each Financial Performance Component measure, the achievements necessary to obtain payouts at the target level, the actual result for each performance measure, and the resulting achievement percentage, as well as the weighted payout, and (ii) for each Operational Performance Component measure, the weighted payout, and for (iii) the engagement component, the achievement percentage and weighted payout:

Financial Performance Component	Relative Weighting (%)	Target ($)	Actual Result ($)	% Achievement	Weighted Payout%

Oncology Revenue(1) (in millions)	25%	835	902	200%	50%

Screening Revenue (in millions)	20%	55	80	200%	40%

Adjusted EBITDA (in millions)	10%	(245)	(221) (2)	200%	20%

Subtotal	55%	100%			110%

Operational Performance Component		Relative Weighting (%)	Weighted Payout%

Oncology Product Milestones		25%	17.5%

Launch new product, research milestones	10%

Product commercialization	15%

Screening Research and Development Objectives		15%	7.5%

Product development and commercialization	15%

Subtotal		40%	25%

Employee Engagement Component	Relative Weighting (%)	% Achievement	Weighted Payout%

Employee Engagement	5%	100%	5%

Total Financial Performance Component, Operational Performance Component and Employee Engagement Metric Achievement Percentage			140%

(1)	Oncology Revenue for purposes of the bonus plan includes oncology, biopharma and data, and licensing and other revenue.
(2)

Value displayed reflects actual Adjusted EBITDA for fiscal year 2025. For purposes of the annual incentive plan, this value is further modified to exclude the amount of incentive compensation expense in excess of the target level of $41.4 million. For 2025, this exclusion had no impact on the bonus payout as the Adjusted EBITDA metric was achieved at/above maximum prior to factoring in this exclusion.

With respect to the Financial Performance Component, as described above, oncology, biopharma and data, and licensing and other revenue was $902.3 million, representing a 23% increase from $733.9 million for the year ended December 31, 2024; screening revenue was $79.7 million; and Adjusted EBITDA loss decreased to $220.9 million.

With respect to the Operational Performance Component, in Oncology, we launched the Guardant360 Tissue Lab Developed Test and we secured Medicare reimbursement for Guardant Reveal, and in Screening, we made progress in the development of our Shield test.

With respect to the employee engagement component, the engagement score was at target.

Payout Determination

The Compensation Committee verifies our achievement relative to the targets for the Financial Performance Component and Operational Performance Component and for employee engagement to determine the respective performance levels, and then translates those performance levels to a payout level based on linear interpolation between achievement levels. For 2025, as noted above, the payout level was 140%, based on strong revenue and new product launch performance with the exception of Dr. Eagle, for whom the Committee assessed his performance at 75%. This payout reflects solid performance and meaningful progress against key objectives while acknowledging that not all targets were fully achieved.

NEO	Base Salary ($)(1)	Target Opportunity as a Percentage of Base Salary (%)	Target Opportunity ($)(# of PSUs)	Achievement %	Total Approved Payout (# of PSUs) ($)
Helmy Eltoukhy	830,000	100%	$830,000 / 19,258 PSUs	140%	26,961 PSUs	(2)
AmirAli Talasaz	830,000	100%	$830,000 / 19,258 PSUs	140%	26,961 PSUs	(2)
Michael Bell	570,000	50%	$285,000	140%	$399,000
Darya Chudova	525,000	50%	$262,500	140%	$367,500
Craig Eagle	580,000	50%	$290,000	105%	$304,500
John Saia	530,000	50%	$265,000	140%	$371,000

(1)	Amounts shown are the annual base salary amount or equivalent value in effect at year end.
(2)

Each of Drs. Eltoukhy and Talasaz were awarded PSUs that were earned based on the achievement of the same annual performance goals that apply to the Company’s annual incentive cash program. Based on the 140% achievement percentage, 26,961 PSUs for each Co-CEO were earned and vested in 2026 upon service through the date on which bonuses were paid to the other executive officers for 2025.

Based on their confidence in our strong Company fundamentals and future business outlook, the Co-CEOs requested to receive their annual incentive in the form of PSUs rather than in cash. The Co-CEOs were granted PSUs with a grant date fair value amount that was equal to their annual base salary amount of $830,000 multiplied by their target opportunity percentage of 100% and divided by the closing share price on the date of grant, for a total target annual incentive opportunity of $830,000, or 19,258 PSUs. The number of PSUs granted were then multiplied by the achievement percentage to determine the total number of PSUs earned. The earned PSUs cliff vested in March 2026. Having determined the total 2025 annual incentive plan payouts for each eligible NEO, the Compensation Committee then shared its conclusions with the Board for discussion.

Long-Term Incentives

The third and largest component of our executive compensation program is long-term equity incentives. The Compensation Committee has designed the long-term incentive opportunity for the NEOs to motivate and reward executive officers to achieve multi-year strategic goals and deliver sustained long-term value to stockholders, while at the same time monitoring the overall dilutive effect of equity granted.

The long-term incentives create a strong link between payouts and performance and a strong alignment between the interests of executive officers and the interests of our stockholders. Long-term equity incentives also promote retention, because executive officers will only receive value if they remain employed by us over the required term, and they foster an ownership culture among our executive officers by making executive officers become stockholders with a personal stake in the value they are incentivized to create.

Equity Vehicles

In 2025, long-term incentive grants for the Co-CEOs took the form of RSUs and PSUs, and for the other NEOs, the grants also included stock options. The Compensation Committee structures the mix of equity vehicles and the relative weight assigned to each type to: motivate growth through achievement of performance goals through PSUs with operational metrics; motivate stock price appreciation over the long term through stock options, which deliver value only if the stock price increases; and ensure value delivery through the RSUs, which deliver value even during periods of stock market or stock price underperformance, reinforcing an ownership culture and commitment to us.

Equity Vehicle	Vesting Period	Performance Metrics (Weighting)	Rationale for Use
PSUs (Co-CEOs: 50%; Other NEOs: 30%)	3-year cliff vesting	2025-2027 Annual Revenue Growth Rate, subject to 2025-2027 Relative TSR (Modifier)

Aligns payout with prioritizing revenue performance and growth, key indicators of the success of our strategy

Strong performance is fully rewarded only if it also results in above-median shareholder returns. The relative TSR modifier for the 2025 award decreases or increases the earning percentage by up to 25%

Promotes retention through performance achievement and vesting requirements

Stock Options (Co-CEOs: 0%; Other NEOs: 35%)	3 years, 1/3 vesting on the first anniversary of the grant date and monthly thereafter Exercise price: closing price on grant date 10-year term	NA	Prioritizes increasing stockholder value, thereby aligning with stockholders Promotes long-term focus
RSUs (Co-CEOs: 50%; Other NEOs: 35%)	3 years, vesting 1/3 on the first anniversary and quarterly thereafter	NA	Aligns with stockholders Promotes retention Provides value even during periods of stock price or market underperformance

2025 Annual Equity Grants

Typically, in making determinations about long-term equity incentive grants to the NEOs, the Compensation Committee considers: equity grant levels and the overall pay mix in peer group companies; the NEO’s role, skills, and experience and the critical nature of the NEO’s contributions to the Company; and the importance of maintaining a consistent leadership team, among other things. The grants to the NEOs vary based on these factors. This portion of the NEOs’ total direct compensation is variable and directly aligned with stockholder interests.

We continue to manage award amounts, with a goal of maintaining broad-based equity participation, delivering value that is aligned with our compensation philosophy, and proactively managing our share usage as well as dilution during a period of rapid growth.

2025 PSU Grants

In the first quarter of 2025, the Compensation Committee granted performance stock units, or PSUs, to the Co-CEOs and the other NEOs. The 2025 PSUs are designed to reward sustained revenue growth while incenting and aligning realized compensation with stockholder returns over a multi-year period.

The Compensation Committee continues to view incentivizing top line revenue growth (after also having selected it as one of the measures in the annual cash incentive) as the most important goal because it focuses executive officers on the Company’s most critical short- and long-term strategic priorities of growing the business and seizing market share at this critical time in the development of the precision oncology and screening industry. This aligns the incentives for the NEOs, including the Co-CEOs, with these short- and long-term value creation drivers.

2025 PSU Structure and Performance Metrics

The 2025 PSUs cliff vest following a 3-year performance period based on (i) achievement of annual revenue growth goals for each of the Company’s 2025, 2026 and 2027 fiscal years and (ii) modification as determined by the Company’s relative total shareholder return (TSR) over the 3-year performance period, subject to a negative TSR cap.

One-third of the target number of PSUs are allocated to each year of the performance period. The Compensation Committee establishes the performance targets for each year at the beginning of the applicable fiscal year, and the number of PSUs earned for each year is determined based on actual revenue growth relative to the applicable annual target and associated payout curve. The aggregate number of PSUs earned across the 3-year performance period is then adjusted by a relative TSR modifier, as described below.

The Compensation Committee selected this approach for the 2025 PSUs in light of the challenges of forecasting multi-year performance for a new market category with the launch of our Shield product and in light of the broader macroeconomic and geo-political uncertainty at the time.

•

The annual revenue growth metric for each year of the 3-year period incents sustained high levels of performance through setting appropriately aggressive performance targets each year while underscoring the importance of consistent strong revenue growth over the 2025-2027 performance period.

•

The relative Total Stockholder Return modifier ties executive officer compensation to the stockholder experience and the creation of stockholder value, and it aligns the interests of executive officers with those of the Company and its stockholders.

○

Comparing the Company’s performance against the TSR of a peer group rewards NEOs for driving performance greater than or equal to peers. The Committee selected the Nasdaq Biotechnology Index as the peer group for purposes of measuring the Company’s relative TSR over the three-year performance period of 2025-2027. The Nasdaq Biotechnology Index was selected because it is made up of a large roster of durable companies that are similar in size and industry to the Company. By measuring our stock performance relative to the Nasdaq Biotechnology Index, it mitigates the impact of macroeconomic factors, both positive and negative, that affect the industry and/or stock price performance and are beyond the control of management, and it provides rewards that are more directly aligned with performance through different economic cycles.

•	The number of PSUs earned will be adjusted based on the percentile rank of the Company’s TSR relative to the TSRs of the companies in the peer group as described in the table.

Performance Level	TSR Percentile Rank	Modifier(1)

Below Threshold	25th Percentile or below	75% (i.e., 25% less than the unmodified level)

Target	50th Percentile	100%

Maximum	75th Percentile and above	125% (i.e., 25% more than the unmodified level)

(1)

Interpolation will be used to determine payout levels in between threshold, target and maximum. The payout value is capped at 100% of target if the Company’s absolute TSR is negative for the performance period.

The Compensation Committee views the use of these measures as critical because they tie executive officer compensation to key long-term priorities and align the interests of executive officers with those of Guardant and its stockholders. The performance-based metrics, in conjunction with the proportion of total compensation that was variable and at-risk, further enhanced the link between pay and performance for the NEOs, as well as strengthened the alignment of the interests of the executive officers with those of our stockholders.

Grant Timing and 2025 PSU Target Grant Amount

To align with common market practice, and in order to evaluate and set all elements of compensation at the same time and to support more holistic pay-for-performance discussions, the Compensation Committee adjusted the timing of our annual refresh equity awards in 2025 (including PSUs, stock options and RSUs) to align with the determination of cash compensation near the start of the fiscal year. Prior to this transition, refresh equity amounts for NEOs and other recipients excluding our Co-CEOs were approved in the fourth quarter of the year, with RSUs and stock options granted in November and PSUs granted early the following year. Starting in 2025, refresh equity awards for our NEOs and other recipients are now determined in the first quarter of the fiscal year at the same time as our annual cash compensation decisions, with refresh equity granted in March. As a result, the 2025 PSU amounts in the table below for our NEOs other than our Co-CEOs reflect PSUs from both 2024 and 2025 refresh grants. In 2026, we will return to a single annual grant cycle, with only one year’s worth of refresh PSU grants to be made. The Compensation Committee granted PSUs to the NEOs in 2025 as follows:

NEO	Target Value ($)	PSUs (#)
Helmy Eltoukhy	5,000,000	116,010
AmirAli Talasaz	5,000,000	116,010
Michael Bell	1,575,000	53,161
Darya Chudova	1,500,000	51,421
Craig Eagle	1,200,000	41,137
John Saia	1,320,000	45,251

Fiscal Year Achievement for 2025 PSUs

At the time of grant in 2025, the Compensation Committee established the specific performance measure and associated payout levels for the first year of the 3-year performance period and evaluated the rigor of the performance goals and the alignment of those goals with the Company’s strategic objectives. Because only the first year’s performance conditions were established at grant, only one third of the grant value and number of PSUs is reported in the Summary Compensation Table for 2025, with the remaining portions to be reported in subsequent years when the applicable performance conditions are established. The Company’s 2025 revenue growth was 33%, resulting in 200% achievement for the first year of the 3-year performance period, subject to the rTSR modifier and continued service through the vesting date following the 3-year performance period.

Except as set forth herein with respect to completed year revenue growth, before the conclusion of the three-year performance period, we do not publicly disclose our specific performance measure targets and the corresponding minimums and maximums because of the potential for competitive harm from such disclosure. These measures are competitively sensitive and would reveal information about our view of our anticipated trajectory, which is not otherwise public. The Compensation Committee believes that it has set performance goals at rigorous and challenging levels so as to require significant effort and achievement by our executive officers to be attained, and that such goals have been established in light of our internal forecast as well as the macroeconomic and industry environments. After the end of the performance period, the targets and achievement relative to such targets will be disclosed.

2025 Option and RSU Grants

The Compensation Committee structured a mix of equity vehicles and the relative weight assigned to each type to motivate performance against long-term targets and stock price appreciation and to encourage ownership and retention while aligning executive officers’ interests with those of our stockholders. The Compensation Committee sought to motivate stock price appreciation over the long term through stock options because they deliver value only if the stock price increases, and the RSUs are complementary to the PSUs and options because they have upside potential but deliver some value even during periods of market or stock price underperformance, providing a retention incentive and reinforcing an ownership culture and commitment to the Company. The Co-CEOs received a mix of RSUs and PSUs, but not stock options.

The Compensation Committee granted stock options and RSUs to the NEOs, with the awards vesting over a three-year period, as reflected in the table below.

NEO	Total Target Value ($)(1)	RSUs (#)	Stock Options (#)
Helmy Eltoukhy	5,000,000	116,010	NA
AmirAli Talasaz	5,000,000	116,010	NA
Michael Bell	1,925,000	22,332	33,498
Darya Chudova	1,750,000	20,302	30,453
Craig Eagle	1,400,000	16,242	24,363
John Saia	1,540,000	17,866	26,799

(1)

The target value was converted to a number of RSUs by taking the lower of (i) the average closing stock price of the Company’s common stock for each trading day 30 trading days before the grant date or, as applicable (ii) the closing price on the grant date. The number of options awarded is determined based on a conversion factor relative to the number of RSUs that is based on an approximation of the Black-Scholes option pricing model.

Based on their confidence in our strong Company fundamentals and future business outlook, the Co-CEOs requested to receive their base salaries and their annual cash incentive opportunity in the form of RSUs and PSUs, respectively, rather than in cash.

2023 Performance Stock Unit Payout

In the first quarter of 2023, the Compensation Committee increased the performance nature of long-term incentives by granting PSUs. The 2023 PSUs vested over a three-year performance period that ended December 31, 2025 based 50% on one year revenue growth and 50% on a three-year revenue Compound Annual Growth Rate, or CAGR. The CAGR metric underscores the importance of consistent strong revenue growth over the 2023-2025 performance period.

With respect to these two metrics, 2023 revenue grew by 25.5%, falling above the maximum performance level and translating to a number of shares earned equal to 200% of the target number of PSUs for that metric. CAGR for the 2023-2025 period was 30%, which was in excess of the maximum performance level, which translated to a number of shares earned equal to 200% of the target number for that metric as well.

Based on this strong revenue performance, the number of PSUs earned by the NEOs were as follows:

NEO	PSUs (#)
Michael Bell	21,038
Darya Chudova	21,428
Craig Eagle	27,426
John Saia	15,584

Other Elements of Compensation

401(k) Plan

We currently maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code (the “Code”), and our NEOs are eligible to participate in the 401(k) plan on the same basis as our other employees. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies. In 2025, we provided a matching contribution equal to 50% of the first 6% of eligible pay contributed by the employee.

Employee Benefits

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;

•	short-term and long-term disability insurance; and

•	life and accidental death and dismemberment insurance.

We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our NEOs.

Severance Arrangements

We maintain the Guardant Health, Inc. Executive Severance Plan (the “Severance Plan”). The Severance Plan provides for the payment of certain severance and other benefits to participants.

For terminations of the NEOs other than the Co-CEOs not in connection with a change in control, the Severance Plan, as amended, provides for cash severance, a pro rata target annual bonus and health benefit continuation. For a qualifying termination from three months prior to one year after a change in control, the Severance Plan provides for enhanced cash severance, target cash bonus, health benefit continuation, and full vesting of all outstanding equity grants.

For the Co-CEOs, upon a termination not in connection with a change in control, the applicable provisions of the Severance Plan, award agreements and certain letter agreements provide for a cash severance, equity vesting acceleration, and health benefit continuation commensurate with their roles as Co-CEOs. For a change in control termination, the applicable provisions similarly provide for enhanced cash severance, equity vesting acceleration, and health benefit continuation commensurate with their roles as Co-CEOs.

See “Potential Payments upon a Termination or Change in Control,” which describes the payments to which the participating NEOs may be entitled under the Severance Plan and other applicable agreements.

V. ADDITIONAL COMPENSATION POLICIES AND PRACTICES
Stock Ownership Guidelines
To support our commitment to stockholder alignment and ensure non-employee
members of our Board and our executive officers, including our NEOs, remain invested in our performance and the performance of our common stock, we adopted stock ownership guidelines.
The following table summarizes the stock ownership guidelines for our directors and NEOs as of December 31, 2025:

Position	Multiple of Base Salary

Chief Executive Officer	6x

Other Executive Officers	1x
For each
non-employee
member of our Board: $250,000 (equal to five times $50,000, which approximates the 50th percentile of annual cash retainers for non-employee
directors in our peer group).
Each individual subject to our stock ownership guidelines generally had until the later of January 1, 2026, or the fifth anniversary of his or her designation as being subject to the guidelines to comply with the stock ownership guidelines applicable to his or her position. Shares of common stock that count toward satisfaction of the ownership requirements include shares of common stock held directly or indirectly through certain trusts or entities and outstanding RSUs that vest solely based on the passage of time. Shares underlying unexercised vested or unvested stock options and unearned performance-based stock awards do not count in determining compliance with the stock ownership guidelines. As of December 31, 2025, all NEOs were in compliance with the stock ownership guidelines or were expected to be in compliance within the compliance period.
Until a participant subject to our stock ownership guidelines meets the applicable minimum ownership guidelines, such participant is required to retain (and not dispose of or otherwise transfer) 50% of all “net settled shares” received from the vesting, delivery, and/or exercise of equity awards granted under the Company’s equity incentive plans for one year subsequent to their vesting, delivery, and/or exercise. For purposes of the stock ownership guidelines, “net settled shares” means those shares of common stock that remain after payment of the applicable exercise or purchase price and all applicable withholding taxes and transaction costs.
Insider Trading Policy; Anti-Hedging and Anti-Pledging Policies
We maintain an Insider Trading Compliance Policy that governs the purchase, sale, and/or other dispositions of Guardant securities by directors, officers, and employees, and which is reasonably designed to promote compliance with insider trading laws, rules, and regulations. It is also the policy of the Company to comply with all applicable securities laws when transacting in Guardant securities. The Insider Trading Compliance Policy applies to agents (such as consultants and independent contractors) at the Company’s discretion. The

Insider Trading Compliance Policy also prohibits our officers, directors, and employees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, and collars), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our stock. It further prohibits pledging our stock as collateral to secure loans, margin purchases of our stock, short sales of our stock, and any transactions in puts, calls, or other derivative securities involving our stock.
A copy of our Insider Trading Compliance Policy can be found as Exhibit 19.1 to our Annual Report on Form
10-K
for the fiscal year ended December 31, 2025.
Tax and Accounting Considerations
When appropriate, our Compensation Committee takes into consideration the accounting and tax treatment of the compensation and benefit arrangements for our NEOs. These considerations are in addition to those described above that were material to the pay decisions for the most recent fiscal year.
Clawback Policy
In accordance with the applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related Nasdaq listing standard, the Company adopted a clawback policy in 2023 designed to recoup erroneously awarded incentive compensation paid to executive officers in the event of an accounting restatement (the “Dodd-Frank Clawback Policy”). Under the Dodd-Frank Clawback Policy, if a restatement of the Company’s financial statements is required, all incentive-based compensation tied to a financial reporting measure that was “received” (within the meaning of the rules) by subject executive officers in the three prior completed fiscal years will be recalculated based on the updated financial statements, to the extent applicable. Incentive compensation deemed to have been erroneously awarded due to the erroneous financials shall be subject to recoupment. Pursuant to the terms of the Dodd-Frank Clawback Policy, the Compensation Committee maintains discretion to determine the appropriate means of recoupment.
Our
Co-CEOs
and Chief Financial Officer are subject to any recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act, and the standard terms of the 2018 Plan.
Accounting Policies for Stock-Based Compensation
We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of performance stock units, stock options, and restricted stock units under our equity incentive award plans are accounted for under ASC Topic 718. Our Board or Committee will consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, the Compensation Committee may revise certain programs to appropriately align accounting expenses of equity awards with the overall executive compensation philosophy and objectives.
Equity Granting Practices
Except in unusual and compelling circumstances, the Compensation Committee does not grant stock options or similar equity awards during periods in which there is material nonpublic information about our Company, including (i) outside a “trading window” established in connection with the public release of earnings information under our Insider Trading Compliance Policy or (ii) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a
Form 8-K
that discloses material nonpublic information. The Compensation Committee does not take material nonpublic information into account when determining the timing and terms of equity awards. Stock options may occasionally be awarded on an off-cycle
basis, including to new hires. The Company has not timed the disclosure of material nonpublic information to affect the value of executive compensation.
Report of the Compensation Committee on Executive
Compensation
This Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and these discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form
10-K
and the Company’s proxy statement.
The preceding report has been furnished by the following members of the Compensation Committee:
Vijaya Gadde, Chair
Meghan Joyce
Myrtle Potter

COMPENSATION TABLES

2025 Summary Compensation Table

Name and Principal Position		Salary (1) ($)	Bonus (2) ($)	Stock Awards (1,3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (1,5) ($)	All Other Compensation (6) ($)	Total ($)

Helmy Eltoukhy (1)	2025	1	—	8,647,709	—	—	13,422	8,661,132
Chairman and Co-Chief	2024	1	—	11,600,028	—	—	13,421	11,613,450
Executive Officer	2023	1	—	—	—	—	11,590	11,591
AmirAli Talasaz (1)	2025	1	—	8,647,709	—	—	13,517	8,661,227
Co-Chief Executive Officer	2024	1	—	11,600,028	—	—	13,516	11,613,545
	2023	1	—	—	—	—	26,414	26,415

Michael Bell	2025	566,154	—	1,873,317	907,059	399,000	10,875	3,756,405
Chief Financial Officer	2024	535,000	—	1,565,068	1,078,577	412,500	15,726	3,606,871
	2023	482,000	—	1,851,413	1,453,305	327,375	9,900	4,123,993
Darya Chudova	2025	520,192	10,000	1,756,012	824,606	367,500	10,729	3,489,039
Chief Technology Officer	2024	487,308	35,000	1,479,151	1,078,577	375,000	20,487	3,475,523
	2023	424,462	—	2,222,397	1,817,482	279,281	11,919	4,755,541
Craig Eagle	2025	576,154	10,000	1,404,827	659,701	304,500	14,975	2,970,157
Chief Medical Officer	2024	546,154	20,000	1,252,045	862,858	420,000	10,350	3,111,407
	2023	497,462	—	1,565,107	1,075,387	337,500	9,900	3,485,356
John Saia	2025	527,116	5,000	1,545,291	725,663	371,000	11,314	3,185,384
Chief Legal Officer	2024	509,231	—	1,342,882	949,132	386,250	15,651	3,203,146
	2023	488,846	—	1,220,656	929,952	330,750	9,900	2,980,104

(1)

In connection with the 2025 compensation arrangements entered into with Drs. Eltoukhy and Talasaz in March 2025, each received a base salary of $1 in cash and an Annual RSU Award with a target value of $830,000 in lieu of base salary. In addition, in lieu of an annual cash incentive opportunity, each received an Annual PSU Award with a target value of $830,000. Both the Annual RSU Award and Annual PSU Award are reported in the Stock Awards column.

(2)

The amounts shown in the Bonus column for 2025 reflect, under a sabbatical program based on tenure applicable to U.S. employees, a $10,000 award for Dr. Chudova and a $5,000 award for Mr. Saia and a separate $10,000 achievement award for Dr. Eagle.

(3)

The amounts shown in the Stock Awards column represent the aggregate grant date fair value of time-based RSUs and performance-condition PSUs, computed in accordance with FASB Accounting Standards Codification Topic 718 (“Topic 718”), excluding the effect of estimated forfeitures. Amounts in this column relating to RSUs or the Annual PSUs reflect the number of shares underlying each award multiplied by the value of the RSUs or PSUs using the closing price of a share of our common stock on the date of grant. The amounts included in this column relating to the market condition performance share unit awards are calculated based on the number of target shares underlying each award by the value of the award using a Monte Carlo valuation simulation. See Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 for a discussion of the relevant assumptions used in calculating the amounts reported for the applicable year. Assuming the highest level of performance achieved for the performance shares unit awards granted in 2025, the maximum value of these awards would be as follows: Helmy Eltoukhy, $5,826,733; AmirAli Talasaz, $5,826,733; Michael Bell, $1,909,330; Darya Chudova, $1,846,835; Craig Eagle, $1,477,468; and John Saia, $1,625,193.

(4)

The amounts shown in the Option Awards column represent the aggregate grant date fair value of stock options computed in accordance with Topic 718. Valuations of options were determined using the Black-Scholes option pricing model. For information regarding assumptions, factors and methodologies used in our computations pursuant to Topic 718, see Note 11 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025.

(5)

The amounts shown in the Non-Equity Incentive Plan Compensation column are comprised of amounts paid in respect of our annual incentive plan, as determined by the Compensation Committee in accordance with the plan and the awards thereunder. Payments pursuant to the annual incentive plan are generally made early in the year following the year in which they are earned. As described in Note 1, each of Drs. Eltoukhy and Talasaz received an Annual PSU Award in lieu of a cash payment opportunity under the annual incentive plan. The Annual PSU Awards earned for each of the Co-CEOs is disclosed in the Outstanding Equity at Fiscal Year End Table as Shares or Units That Have Not Vested.

(6)	For all named executive officers other than the Co-CEOs, the amounts shown include $10,500 in matching contributions to the Company’s 401(k) plan.

2025 Grants of Plan Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards: Number of Securities Underlying Options (5) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (6) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Helmy Eltoukhy (2)		—	—	—	—	—	—	—	—	—	—
	3/12/2025	—	—	—	481	19,258	38,516	—	—	—	830,020
	3/12/2025	—	—	—	14,501	38,670	96,675	—	—	—	1,987,638
	3/12/2025	—	—	—	—	—	—	19,258	—	—	830,020
	3/12/2025	—	—	—	—	—	—	116,010	—	—	5,000,031
AmirAli Talasaz (2)		—	—	—	—	—	—	—	—	—	—
	3/12/2025	—	—	—	481	19,258	38,516	—	—	—	830,020
	3/12/2025	—	—	—	14,501	38,670	96,675	—	—	—	1,987,638
	3/12/2025	—	—	—	—	—	—	19,258	—	—	830,020
	3/12/2025	—	—	—	—	—	—	116,010	—	—	5,000,031
Michael Bell		7,125	285,000	570,000	—	—	—	—	—	—	—
	3/12/2025	—	—	—	6,645	17,720	44,300	—	—	—	910,808
	3/12/2025	—	—	—	—	—	—	22,332	—	—	962,509
	3/12/2025	—	—	—	—	—	—	—	33,498	43.10	907,059
Darya Chudova		6,563	262,500	525,000	—	—	—	—	—	—	—
	3/12/2025	—	—	—	6,428	17,140	42,850	—	—	—	880,996
	3/12/2025	—	—	—	—	—	—	20,302	—	—	875,016
	3/12/2025	—	—	—	—	—	—	—	30,453	43.10	824,606
Craig Eagle		7,250	290,000	580,000	—	—	—	—	—	—	—
	3/12/2025	—	—	—	5,142	13,712	34,280	—	—	—	704,797
	3/12/2025	—	—	—	—	—	—	16,242	—	—	700,030
	3/12/2025	—	—	—	—	—	—	—	24,363	43.10	659,701
John Saia		6,625	265,000	530,000	—	—	—	—	—	—	—
	3/12/2025	—	—	—	5,656	15,083	37,708	—	—	—	775,266
	3/12/2025	—	—	—	—	—	—	17,866	—	—	770,025
	3/12/2025	—	—	—	—	—	—	—	26,799	43.10	725,663

(1)

The amounts disclosed in these columns reflect the threshold, target and maximum annual cash incentive opportunities of our NEOs for 2025. The amounts of the annual cash incentive opportunities depend on the eligible annual base salary in effect at year end for each NEO. Below threshold performance on the financial metrics results in 0% payout. See “Compensation Discussion and Analysis—Compensation Program Components—Annual Incentive Plan” for a detailed description of annual incentive plan awards, including the criteria for determining the amounts payable. Actual 2025 annual incentive plan results are reported in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column. The payout on the achievement of threshold performance is 50% of the target for the particular element of the annual cash incentive, including for the employee engagement component, and the maximum award is 200% of target. Linear interpolation is used to determine the applicable payout amount between threshold and target and between target and maximum.

(2)

Drs. Eltoukhy and Talasaz were awarded 19,258 PSUs in lieu of an opportunity for cash payment under the annual incentive plan. These PSUs are subject to the same performance conditions and vest when the annual cash incentives are paid to the other NEOs.

(3)

The amounts disclosed in these columns reflect the threshold, target and maximum performance-based equity award opportunities (PSUs) of our NEOs for 2025. In addition to the PSUs described in footnote 2, the other 2025 PSUs reported for all of the NEOs will vest in March 2028 subject to the NEO’s continued service and attainment of the performance objectives associated with the award. With respect to the three-year performance period, the target for each individual year of the three-year performance period is set at the beginning of each year. Once the target for each year is set and all terms are known, the accounting criteria under Topic 718 to have a grant date, and to enable the determination of a grant date fair value, will be met for that year. Thus, the number of units reported for 2025 reflect one-third of the total number of target units awarded in 2025 to each of the NEOs, with the remaining two years of the 2025 grant to be reported for each NEO in the ensuing two years once their targets are set and their grant date fair values determined under Topic 718. See “Compensation Discussion and Analysis—Compensation Program Components— Long-Term Incentive 2025—PSU Grants” for a detailed description of these awards, including the criteria for vesting.

(4)

Amounts disclosed in this column reflect the number of RSUs granted to our NEOs in 2025. The RSUs generally vest over three years; one-third of the RSUs will vest on April 1, 2026, and the remaining two-thirds will vest in equal quarterly installments over the remaining two-year period thereafter, subject to the NEO’s continued service. Separate from the regular annual grants, Drs. Eltoukhy and Talasaz each were awarded 19,258 RSUs in lieu of receiving cash salary. These RSUs vested quarterly during 2025.

(5)

Amounts disclosed in this column reflect the number of stock options granted to our NEOs in 2025. The options generally vest one-third on the first anniversary of the vesting commencement date, and monthly thereafter at a rate of one thirty-sixth (1/36) per month over the next two years, subject to continued service.

(6)

The amounts shown in this column represent the aggregate grant date fair value of the award, computed in accordance with FASB Accounting Standards Codification Topic 718, excluding the effect of estimated forfeitures. Amounts in this column relating to RSUs or the Annual PSUs reflect the number of target shares underlying each award multiplied by the value of the RSUs or PSUs using the closing price of a share of our common stock on the date of grant. The amounts included in this column relating to the market condition performance share unit awards are calculated based on the target number of shares underlying each award by the value of the award using a Monto Carlo valuation simulation. Valuations of options were determined using the Black-Scholes option pricing model. For information regarding assumptions, factors and methodologies used in our computations pursuant to Topic 718, see Note 11 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025.

2025 Outstanding Equity at Fiscal Year End Table

				Option Awards				Stock Awards
				Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (3) (#)	Market Value of Shares or Units That Have Not Vested (4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (6) ($)
Name	Award Type	Grant Date		Exercisable (1) (#)	Unexercisable (2) (#)
Helmy Eltoukhy	Options	7/14/2017		511,612	—	4.18	7/14/2027	—	—	—	—
	RSUs	3/18/2024	(7)	—	—	—	—	119,986	12,255,370	—	—
	RSUs	3/12/2025	(7)	—	—	—	—	116,010	11,849,261	—	—
	PSUs	3/12/2025	(8)	—	—	—	—	26,961	2,753,817	—	—
	PSUs	3/18/2024	(9)	—	—	—	—			286,533	29,266,481
	PSUs	3/12/2025	(10)	—	—	—	—	—	—	77,340	7,899,508
AmirAli Talasaz	Options	7/14/2017		283,829	—	4.18	7/14/2027	—	—	—	—
	RSUs	3/18/2024	(7)	—	—	—	—	119,986	12,255,370	—	—
	RSUs	3/12/2025	(7)	—	—	—	—	116,010	11,849,261	—	—
	PSUs	3/12/2025	(8)	—	—	—	—	26,961	2,753,817	—	—
	PSUs	3/18/2024	(9)	—	—	—	—			286,533	29,266,481
	PSUs	3/12/2025	(10)	—	—	—	—	—	—	77,340	7,899,508
Michael Bell	Options	5/4/2021		26,467		148.19	5/4/2031	—	—	—	—
	Options	5/9/2022	(11)	37,809	1,645	30.63	5/9/2032	—	—	—	—
	Options	6/9/2023	(12)	1,020	6,117	32.86	6/9/2033	—	—	—	—
	Options	12/13/2023	(12)	—	10,421	28.37	12/13/2033	—	—	—	—
	Options	11/8/2024	(12)	22,970	36,564	28.61	11/8/2034	—	—	—	—
	Options	3/12/2025	(12)	—	33,498	43.10	3/12/2035	—	—	—	—
	RSUs	5/9/2022	(13)	—	—	—	—	1,233	125,939	—	—
	RSUs	6/9/2023	(7)	—	—	—	—	4,078	416,527	—	—
	RSUs	12/13/2023	(7)	—	—	—	—	8,337	851,541	—	—
	RSUs	11/8/2024	(7)	—	—	—	—	26,592	2,716,107	—	—
	RSUs	3/12/2025	(7)	—	—	—	—	22,332	2,280,990	—	—
	PSUs	6/7/2023	(14)	—	—	—	—	21,038	2,148,821	—	—
	PSUs	2/26/2024	(15)	—	—	—	—	14,220	1,452,431	10,665	1,089,323
	PSUs	3/12/2025	(10)	—	—	—	—	—	—	35,440	3,619,842
Darya Chudova	Options	3/30/2018		4,328	—	4.6625	3/30/2028	—	—	—	—
	Options	8/22/2018		2,356	—	8.80	8/22/2028	—	—	—	—
	Options	8/1/2019		17,442	—	94.47	8/1/2029	—	—	—	—
	Options	11/2/2021		10,100	—	117.61	11/2/2031	—	—	—	—
	Options	11/7/2022	(11)	33,925	8,929	47.20	11/7/2032	—	—	—	—
	Options	8/7/2023	(11)	33,732	18,500	37.50	8/7/2033	—	—	—	—
	Options	12/13/2023	(12)	21,524	8,337	28.37	12/13/2033	—	—	—	—
	Options	11/8/2024	(12)	22,970	36,564	28.61	11/8/2034	—	—	—	—
	Options	3/12/2025	(12)	—	30,453	43.10	3/12/2035
	RSUs	11/7/2022	(13)	—	—	—	—	5,357	547,164	—	—
	RSUs	8/7/2023	(16)	—	—	—	—	17,411	1,778,360	—	—
	RSUs	12/13/2023	(7)	—	—	—	—	6,669	681,172	—	—
	RSUs	11/8/2024	(7)	—	—	—	—	26,592	2,716,107	—	—
	RSUs	3/12/2025	(7)		—	—	—	20,302	2,073,646	—	—
	PSUs	6/7/2023	(14)		—	—	—	21,428	2,188,656	—	—
	PSUs	2/26/2024	(15)	—	—	—	—	11,376	1,161,945	8,532	871,458
	PSUs	3/12/2025	(10)	—	—	—	—	—	—	34,280	3,501,359

				Option Awards				Stock Awards
				Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (3) (#)	Market Value of Shares or Units That Have Not Vested (4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (6) ($)
Name	Award Type	Grant Date		Exercisable (1) (#)	Unexercisable (2) (#)
Craig Eagle	Options	8/3/2021		29,740	0	110.49	8/3/2031	—	—	—	—
	Options	11/7/2022	(11)	43,424	11,428	47.20	11/7/2032	—	—	—	—
	Options	6/9/2023	(12)	20,901	4,206	32.86	6/9/2033	—	—	—	—
	Options	12/13/2023	(12)	21,524	8,337	28.37	12/13/2033	—	—	—	—
	Options	11/8/2024	(12)	18,376	29,251	28.61	11/8/2034	—	—	—	—
	Options	3/12/2025	(12)	—	24,363	43.10	3/12/2035	—	—	—	—
	RSUs	11/7/2022	(13)	—	—	—	—	6,857	700,374	—	—
	RSUs	6/9/2023	(7)	—	—	—	—	2,804	286,401	—	—
	RSUs	12/13/2023	(7)	—	—	—	—	6,669	681,172	—	—
	RSUs	11/8/2024	(7)	—	—	—	—	21,274	2,172,926	—	—
	RSUs	3/12/2025	(7)	—	—	—	—	16,242	1,658,958	—	—
	PSUs	6/7/2023	(14)	—	—	—	—	27,426	2,801,292	—	—
	PSUs	2/26/2024	(15)	—	—	—	—	11,376	1,161,945	8,532	871,458
	PSUs	3/12/2025	(10)	—	—	—	—	—	—	27,424	2,801,087
John Saia	Options	7/22/2020		24,824		82.83	7/22/2030	—	—	—
	Options	11/2/2021		8,418	0	117.61	11/2/2031	—	—	—	—
	Options	8/8/2022	(11)	55,501	5,047	54.50	8/8/2032	—	—	—	—
	Options	11/7/2022	(11)	24,672	6,494	47.20	11/6/2032	—	—	—	—
	Options	6/9/2023	(12)	15,201	3,059	32.86	6/9/2033	—	—	—	—
	Options	12/13/2023	(12)	21,524	8,337	28.37	12/13/2033	—	—	—	—
	Options	11/8/2024	(12)	20,213	32,176	28.61	11/8/2034	—	—	—	—
	Options	3/12/2025	(12)	—	26,799	43.10	3/12/2035	—	—	—	—
	RSUs	8/8/2022	(16)	—	—	—	—	7,569	773,098	—	—
	RSUs	11/7/2022	(13)	—	—	—	—	3,896	397,937	—	—
	RSUs	6/9/2023	(7)	—	—	—	—	2,039	208,263	—	—
	RSUs	12/13/2023	(7)	—	—	—	—	6,669	681,172	—	—
	RSUs	11/8/2024	(7)	—	—	—	—	23,401	2,390,178	—	—
	RSUs	3/12/2025	(7)	—	—	—	—	17,866	1,824,833	—	—
	PSUs	6/7/2023	(14)	—	—	—	—	15,584	1,591,750	—	—
	PSUs	2/26/2024	(15)	—	—	—	—	11,376	1,161,945	8,532	871,458
	PSUs	3/12/2025	(10)	—	—	—	—	—	—	30,166	3,081,155

(1)

Amounts in this column reflect the number of options granted to our NEOs that were subject to time-based vesting and that had vested as of December 31, 2025. The options expire ten years from the date of grant. The options have an exercise price of no less than 100% of the fair market value of a share of our common stock on the date of grant.

(2)

Amounts in this column reflect the number of options granted to our NEOs that are subject to time-based vesting that had not vested as of December 31, 2025. See “Potential Payments Upon Termination or Change in Control” for information on the treatment of unvested options upon death, disability, termination or change in control.

(3)

Amounts in this column reflect the number of unvested RSUs and earned but unvested PSUs that were subject to time-based vesting and that had not vested as of December 31, 2025. See “Potential Payments Upon Termination or Change in Control” for information about the treatment of RSUs and PSUs upon death, disability, termination or change in control.

(4)

Amounts in this column reflect the market value of unvested RSUs and earned but unvested PSUs using the closing price of a share of our common stock as reported on Nasdaq on December 31, 2025, the last trading day of the year, multiplied by the number of shares underlying each award.

(5)

Amounts in this column reflect the number of unearned and unvested PSUs that are subject to performance-based vesting conditions as of December 31, 2025. See “Potential Payments Upon Termination or Change in Control” for information about the treatment of unvested PSUs upon death, disability, termination or change in control.

(6)

Amounts in this column reflect the market value of the unearned and unvested PSUs using the closing price of a share of our common stock as reported on Nasdaq on December 31, 2025, the last trading day of the year, multiplied by the number of shares underlying each award.

(7)

1/3rd of the shares subject to this RSU grant will vest (or, if applicable, vested) on the one-year anniversary of the vesting commencement date, and 1/12th of the shares subject to the RSU agreement will vest quarterly thereafter, subject to the NEOs continued service.

(8)

The “number of shares or units that have not vested” represent PSUs earned at the completion of the 2025 performance period. They vested in March 2026 at the same time the cash annual incentive payouts were made to NEOs.

(9)

The numbers shown as Equity Incentive Plan Awards reflect the number of PSUs that remain subject to performance-based vesting conditions as of December 31, 2025, which will be distributed if specified performance conditions are attained during the performance period (ending December 31, 2026) and will vest on March 1, 2027, subject to the NEO’s continued employment with us to the vesting date. See “Potential Payments Upon Termination or Change in Control” for information about the treatment of these PSUs upon death, disability, termination or change in control.

(10)

The numbers shown as Equity Incentive Plan Awards reflect the number of PSUs deemed granted under Topic 718 that remain subject to performance-based vesting conditions as of December 31, 2025. With respect to these three-year 2025-2027 PSUs, the target for each individual year of the three-year performance period is set at the beginning of each such year. Once the target for each year is set and all terms are known, under Topic 718, the necessary conditions have been, or in the case of subsequent years will be, satisfied in order to have a grant date and a grant date fair value for the PSUs attributable to that year. Thus, the number of PSUs and the corresponding market value reported for 2025 reflect one-third of the total number of PSUs awarded for the 2025-2027 performance period The numbers shown are based on maximum performance for 2025 annual revenue attainment. See “Potential Payments Upon Termination or Change in Control” for information about the treatment of these PSUs upon death, disability, termination or change in control.

(11)

1/4th of the shares subject to the option will vest (or, if applicable, vested) on the one-year anniversary of the vesting commencement date, and 1/48th of the shares subject to the option will vest on each monthly anniversary thereafter, subject to the NEO’s continued service.

(12)

1/3rd of the shares subject to the option will vest (or, if applicable, vested) on the one-year anniversary of the vesting commencement date, and 1/36th of the shares subject to the option will vest on each monthly anniversary thereafter, subject to the NEO’s continued service.

(13)

1/4th of the shares subject to the RSU grant will vest (or, if applicable, vested) on the one-year anniversary of the vesting commencement date, and 1/16th of the shares subject to the RSU will vest quarterly thereafter, subject to the NEO’s continued service.

(14)

The amounts shown in the “Number of Shares or Units That Have Not Vested” column represent PSUs that have been earned based on satisfying performance-based vesting conditions for the three-year performance period ended December 31, 2025, and vested on March 15, 2026. See “Potential Payments Upon Termination or Change in Control” for information about the treatment of PSUs upon death, disability, termination or change in control.

(15)

The numbers shown in the “Number of Shares or Units That Have Not Vested” column represent PSUs earned at the completion of the 2024 performance period and outstanding at December 31, 2025. 1/2 of these earned PSUs vested or will vest on January 1, 2026, and January 1, 2027, respectively, subject to the NEO’s continued service. The numbers shown as Equity Incentive Plan Awards reflect the number of PSUs that remain subject to performance-

based vesting conditions as of December 31, 2025, which will be distributed if specified performance conditions are attained during the performance period ending December 31, 2026, and will vest on March 1, 2027, subject to the NEO’s continued service through the vesting date.

(16)	1/4th of the shares subject to the RSU agreement will vest (or, if applicable, vested) on each anniversary of the vesting commencement date, subject to the NEO’s continued service.

2025 Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (3) ($)
Helmy Eltoukhy	—	—	254,574	10,825,884
AmirAli Talasaz	—	—	254,574	10,825,884
Michael Bell	56,287	4,070,367	51,555	2,763,165
Darya Chudova	—	—	62,324	3,049,710
Craig Eagle	—	—	39,013	2,028,919
John Saia	—	—	40,212	2,089,905

(1)

The amounts shown in this column reflect the value realized upon exercising options for each named executive officer during 2025, as calculated based on the price of a share of our common stock on the exercise date less the exercise price per option exercised, multiplied by the number of options exercised on the exercise date.

(2)	The amounts shown in this column represent the number of RSUs and PSUs that vested for each named executive officer during 2025.

(3)

The amounts shown in this column reflect the value realized upon vesting of the RSUs and PSUs for each named executive officer, as calculated based on the price of a share of our common stock on the vesting date, multiplied by the number of shares underlying each award on the vesting date.

Potential Payments Upon Termination or Change in Control

Upon a termination of employment, or upon a change in control of Guardant Health, the Company maintains certain arrangements, guidelines, plans and programs pursuant to which our NEOs could be eligible to receive certain cash severance, equity vesting and other benefits.

The amounts that the NEOs could receive are set forth below for the following types of termination of employment:

•	Termination without cause or by executive for good reason not in connection with a change in control;

•	Termination without cause or by executive for good reason within a specified time period around a change in control; and

•	Death or disability.

Executive Severance Plan

In September 2018, our Board adopted the Guardant Health, Inc. Executive Severance Plan (the “Executive Severance Plan”). The Executive Severance Plan was amended and restated in 2024. The material terms and conditions of the amended and restated Executive Severance Plan (the “Severance Plan”) as they relate to the Company’s named executive officers (the “executives”) are the same as in the prior Executive Severance Plan, except as noted below. The Severance Plan provides for the payment of certain severance and other benefits to participants according to their participant tier in the event of a qualifying termination of employment with us. Drs. Eltoukhy and Talasaz are designated as “Tier 1” participants. Messrs. Bell and Saia and Drs. Chudova and Eagle are designated as “Tier 2” participants.

Severance Not in Connection with a Change in Control. Under the Severance Plan, in the event of a termination of a participant’s employment by us without “Cause” or by the participant for “Good Reason,” in either case, more than three months prior to or more than one year after “a change in control” (as defined in the Severance Plan), the participant will be eligible to receive the following benefits:

•	“Tier 1” and “Tier 2” participants:

○

12 months annual base salary, payable in a lump sum (but see below under “Eltoukhy and Talasaz Award Agreements” for the treatment for the Tier 1 participants who receive an annual RSU award in lieu of cash salary);

○

annual target performance bonus for the year in which the termination occurs, pro-rated to reflect the executive’s partial year of employment (but see below under “Eltoukhy and Talasaz Award Agreements” for the treatment of the Tier 1 participants who receive an annual PSU award in lieu of an annual cash performance bonus opportunity); and

○	Company-paid COBRA premium payments for the participant and his or her covered dependents for up to 12 months.

○

In addition, for Tier 1 Participants, each outstanding Company equity award held by the Tier 1 Participants other than the Annual RSU Award and Annual PSU Award will service-vest as to the portion of the award that would have service-vested over the one-year period following the termination date had the Tier 1 Participant remained in continuous service during such one-year period. However, any performance-based equity awards will vest only if the service-based condition with respect to such award is deemed satisfied following the application of this forward-vesting treatment (and any performance-based goals will be deemed achieved at the target level).

Severance in Connection with a Change in Control. If the executive experiences a qualifying termination within the period beginning three months prior to a change in control and ending on the one-year anniversary of such change in control (a “CIC Termination”), the executive will be eligible to receive the following:

•	“Tier 1” participants:

○	24 months annual base salary, payable in a lump sum;

○	an annual target performance bonus for the year in which the termination occurs;

○	24 months Company-paid COBRA premium payments for the executive and the executive’s covered dependents; and

○

each outstanding Company equity award held by the executive will vest in full (with any performance goals deemed achieved at the greater of (i) the target level of performance and (ii) the Company’s achievement of the applicable performance goals as of the change in control).

•	“Tier 2” participants:

○	18 months annual base salary, payable in a lump sum

○	an annual target performance bonus for the year in which the termination occurs;

○	18 months Company-paid COBRA premium payments for the executive and the executive’s covered dependents; and

○

each outstanding Company equity award held by the executive will vest in full (with any performance goals deemed achieved at the greater of (i) the target level of performance and (ii) the Company’s achievement of the applicable performance goals as of the change in control).

Any participant’s right to receive the severance payments and benefits described above is subject to his or her delivery and, as applicable, non-revocation of a general release of claims in our favor, and his or her continued compliance with any applicable restrictive covenants.

In addition, in the event that any payment under the Severance Plan, together with any other amounts paid to the participant by us, would subject such participant to an excise tax under Section 4999 of the Internal Revenue Code, such payments will be reduced to the extent that such reduction would produce a better net after-tax result for the participant.

For purposes of the Severance Plan, “Cause” generally means the occurrence of any one or more of the following events unless, to the extent capable of correction, the Participant fully corrects the circumstances constituting Cause within 15 days after receipt of written notice thereof: (i) the Participant’s willful failure to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after his or her issuance of a notice of termination for Good Reason), after a written demand for performance is delivered to the Participant by the Committee, which demand specifically identifies the manner in which the Committee believes that the Participant has not performed his or her duties; (ii) the Participant’s commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury to the Company; (iii) the Participant’s material misappropriation or embezzlement of the property of the Company or any of its affiliates; (iv) the Participant’s commission of, including any entry by the Participant of a guilty or no contest plea to, a felony (other than a traffic violation) or other crime involving moral turpitude, or the Participant’s commission of unlawful harassment or discrimination; (v) the Participant’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business or a material breach by the Participant of his or her fiduciary duty to the Company, which willful misconduct, gross negligence or material breach has a material and demonstrable adverse effect on the Company; or the Participant’s material breach of either the Participant’s obligations under a written agreement between the Company and the Participant or a Company policy.

For purposes of the Severance Plan, “Good Reason” generally means the occurrence of any one or more of the following events without the Participant’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below: (i) a material diminution in the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Participant; (ii) the Company’s material reduction of the Participant’s Base Compensation, as the same may be increased from time to time, other than as a result of a proportionate, across-the-board reduction of base compensation payable to similarly situated employees of the Participant; or (iii) a material change in the geographic location at which the Participant performs his or her principal duties for the Company to a new location that is more than 30 miles from the location at which the Participant performs his or her principal duties for the Company as of the date on which the Participant first becomes a Participant in the Plan.

Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (i) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within 90 days after the date of the occurrence of any event that the Participant knows or should reasonably have known to constitute Good Reason, (ii) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (iii) the effective date of the Participant’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period.

Eltoukhy and Talasaz Award Agreements

As previously disclosed, Helmy Eltoukhy, our Chairman and Co-Chief Executive Officer, and AmirAli Talasaz, our Co-Chief Executive Officer (each, a “Co-CEO”) receive annual restricted stock unit (“RSU”) and performance restricted stock unit (“PSU”) awards in lieu of their annual salary and annual bonus opportunity (the “Annual RSU Award” and “Annual PSU Award”, respectively). To the extent a Co-CEO receives an Annual RSU Award and Annual PSU Award for the year in which a qualifying termination occurs, (i) the salary severance described above will be reflected in accelerated vesting of the Annual RSU Award, and any additional salary severance will be paid in cash and (ii) the bonus severance described above will be reflected in accelerated vesting of the Annual PSU Award at target or pro-rated target, as applicable.

The Company’s 2024 and 2025 long-term incentive equity grants are the only compensatory equity grants currently held by the Co-CEOs and the only equity vehicles currently providing performance and retention incentives, except for outstanding 2017 option grants.

The award agreement for the Annual PSU Award granted to the Co-CEOs in 2025 in lieu of an annual performance bonus provides that, upon a CIC Termination, the award will vest as to 150% of the target number of PSUs.

The award agreements for each Co-CEO’s 2024 and 2025 long-term RSU award and long-term PSU award provide the following benefits, which supersede the description of the Severance Plan in the following scenarios:

•	If a Non-CIC Termination or a CIC Termination occurs on or prior to December 31, 2025, then the long-term RSU award will vest in full.

•

If a Non-CIC Termination occurs on or prior to December 31, 2025, then the long-term PSU award will vest based on the greater of (i) the target level of performance and (ii) the Company’s achievement of the applicable performance goals as of termination date.

•

If a CIC Termination occurs in 2025, then the long-term PSUs will vest based on the greater of (i) 150% of the target number of PSUs and (ii) the Company’s actual level of achievement of the applicable performance goals as of termination date.

Summary of Potential Payments upon Termination or Change in Control

The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2025. In accordance with SEC rules, the potential payments upon termination or change in control do not include certain distributions or benefits to which the NEO is already entitled, including the value of equity awards that have already vested and distributions from qualified retirement plans. Since many factors (e.g., the time of year when the event occurs, our stock price) could affect the nature and amount of benefits an NEO could potentially receive, any amounts paid or distributed upon a future termination may be different from those shown in the table below.

Name	Compensation Component	Change in Control ($)	Involuntary Termination In Connection With a Change in Control ($)		Termination without Cause or for Good Reason ($)		Death or Disability ($)

Helmy Eltoukhy

	Cash Severance	—	1,660,000	(1)	830,000	(2)	—

	Long Term Incentives	—	105,140,178	(3)	101,190,424	(4)	88,935,054	(5)

	COBRA Premium Reimbursement	—	100,032	(6)	50,016	(7)	—

	Total	—	106,900,210		102,070,440		88,935,054

AmirAli Talasaz

	Cash Severance	—	1,660,000	(1)	830,000	(2)	—

	Long Term Incentives	—	105,140,178	(3)	101,190,424	(4)	88,935,054	(5)

	COBRA Premium Reimbursement	—	100,032	(6)	50,016	(7)	—

	Total	—	106,900,210		102,070,440		88,935,054

Michael Bell

	Cash Severance	—	1,140,000	(1)	855,000	(2)	—

	Long Term Incentives	—	25,387,237	(3)	—		7,239,785	(5)

	COBRA Premium Reimbursement	—	75,024	(6)	50,016	(7)	—

	Total	—	26,602,261		905,016		7,239,785

Darya Chudova

	Cash Severance	—	1,050,000	(1)	787,500	(2)	—

	Long Term Incentives	—	26,680,702	(3)	—		7,002,821	(5)

	COBRA Premium Reimbursement	—	44,010	(6)	29,340	(7)	—

	Total	—	27,774,712		816,840		7,002,821

Craig Eagle

	Cash Severance	—	1,160,000	(1)	870,000	(2)	—

	Long Term Incentives	—	21,931,745	(3)	—		5,602,277	(5)

	COBRA Premium Reimbursement	—	53,658	(6)	35,772	(7)	—

	Total	—	23,145,403		905,772		5,602,277

John Saia

	Cash Severance	—	1,060,000	(1)	795,000	(2)	—

	Long Term Incentives	—	22,306,889	(3)	—		6,162,515	(5)

	COBRA Premium Reimbursement	—	74,574	(6)	49,716	(7)	—

	Total	—	23,441,463		844,716		6,162,515

(1)

Under the Company’s Executive Severance Plan, for Dr. Eltoukhy and Dr. Talasaz, if termination were to have occurred on the last day of the year, the amount is equal to twice the value of the “Annual RSU Award” granted in lieu of base salary for the year in which the termination occurs. For the other NEOs, the amount is equal to the sum of 150% of the base salary in effect immediately prior to termination plus the amount of the target annual incentive.

(2)	Under the Company’s Executive Severance Plan, for Dr. Eltoukhy and Dr. Talasaz, if termination were to have occurred on the last day of the year, the amount is equal to the value of the “Annual

RSU Award” granted in lieu of base salary for the year in which termination occurs. For the other NEOs, the amount is equal to the sum of 100% of the base salary in effect immediately prior to termination plus a pro-rata portion of the target incentive amount based on the period of service.

(3)

Under the Company’s Executive Severance Plan, all unvested stock options, RSUs and earned PSUs, which vest based solely on the participant’s continued service with us or the passage of time, will vest. In addition, any unearned PSUs will vest assuming performance at the greater of target or actual performance. (As noted in the discussion above, if the termination were to have occurred on the last day of the year, the earned “Annual PSUs” granted in 2025 to the Co-CEOs in lieu of annual cash incentive will vest based on actual performance. The other PSUs granted to the Co-CEOs in 2025 would vest at 150% of target). The amounts shown include the value of all unvested stock options based on the positive difference (if any) between the exercise price and the price of a share of our common stock as of December 31, 2025, the last trading day of the year ($102.14), plus the market value of all unvested RSUs and earned PSUs based on the price of a share of our common stock as of December 31, 2025, plus the market value of all unvested unearned PSUs based on achieving target performance and the price of a share of our common stock as of December 31, 2025.

(4)

Under the Company’s Executive Severance Plan, for Dr. Eltoukhy and Dr. Talasaz, the Annual PSUs granted in lieu of the annual cash incentive would vest in full at the target level of performance. Under agreements applicable to the Co-CEOs, the earned but unvested PSUs will vest and any unearned PSUs will vest assuming the greater of (i) the target level of performance and (ii) the Company’s achievement of the applicable performance goals as of the termination date. The amount shown includes the market value of all unvested RSUs and PSUs based on the price of a share of our common stock as of December 31, 2025 ($102.14).

(5)	Under the PSU agreements with the Co-CEOs, upon death, all earned PSUs vest at actual performance and unearned PSUs vest at the greater of target or performance achieved as of the date of termination.

(6)

Under the Company’s Executive Severance Plan, the amounts represent the Company’s reimbursement for the full amount of the COBRA premium payments for a 24-month period following termination for Dr. Eltoukhy and Dr. Talasaz, and for an 18-month period for the other NEOs.

(7)

Under the Company’s Executive Severance Plan, the amounts represent the Company’s reimbursement for the full amount of the COBRA premium payments for a 12-month period following termination for all NEOs.

CEO Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

Measurement Date

We identified the median employee using our employee population on October 1, 2025 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).

Consistently Applied Compensation Measure

Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure” (“CACM”). We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee as of October 1, 2025: (i) annual base pay, (ii) annual target cash incentive opportunity, and (iii) the grant date fair value for equity awards granted in 2025. In identifying the median employee, we annualized the compensation values of individuals who joined our Company during 2025, other than temporary or seasonal employees.

Methodology and Pay Ratio

After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual total direct compensation in accordance with the requirements of the Summary Compensation Table.

Our median employee’s compensation in 2025, as calculated using Summary Compensation Table requirements, was $198,418. As disclosed in the Summary Compensation Table, the 2025 compensation was $8,661,132 for Dr. Eltoukhy and $8,661,227 for Dr. Talasaz. Therefore, using the highest-compensated of our Co-CEOs, the CEO Pay Ratio for 2025 is approximately 44:1.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with the SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

Pay Versus Performance Disclosure
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officers (“PEOs”) and
Non-PEO
NEOs and Company performance for the fiscal years listed below.

Year	Summary Compensation Table Total for Helmy Eltoukhy (1) ($)	Summary Compensation Table Total for AmirAli Talasaz (1) ($)	Compensation Actually Paid to Helmy Eltoukhy (1) (2) (3) ($)	Compensation Actually Paid to AmirAli Talasaz (1) (2) (3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (1) ($)	Average Compensation Actually Paid to Non-PEO NEOs (1) (2) (3) ($)	Value of Initial Fixed $100 Investment based on: (4)		Net Income ($ Millions)	Revenue (5) ($ Millions)
							TSR ($)	Peer Group TSR ($)

2025	8,661,132	8,661,227	79,799,894	79,799,989	3,350,246	22,187,910	79.25	124.75	(416.3)	982.0

2024	11,613,450	11,613,545	15,045,202	15,045,297	3,951,238	5,196,364	23.70	93.49	(436.4)	739.0

2023	11,591	26,415	(4,228,364)	(4,213,540)	4,344,931	2,870,807	20.99	94.03	(479.4)	563.9

2022	11,632	11,175	(68,726,853)	(68,727,310)	3,895,818	538,306	21.10	89.90	(654.6)	449.5

2021	13,665	13,271	(30,979,967)	(30,980,361)	5,016,617	3,923,973	77.61	100.02	(384.8)	373.7

(1)	Helmy Eltoukhy and AmirAli Talasaz were our PEOs in 2021, 2022, 2023, 2024 and 2025. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2021-2022	2023	2024	2025

Michael Bell	Michael Bell	Michael Bell	Michael Bell

Craig Eagle	Craig Eagle	Darya Chudova	Darya Chudova

Christopher Freeman	Christopher Freeman	Terilyn Monroe	Craig Eagle

John Saia	Darya Chudova	John Saia	John Saia

Ines Dahne-Steuber

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Helmy Eltoukhy ($)	Exclusion of Stock Awards and Option Awards for Helmy Eltoukhy ($)	Inclusion of Equity Values for Helmy Eltoukhy ($)	Compensation Actually Paid to Helmy Eltoukhy ($)

2025	8,661,132	(8,647,709)	79,786,471	79,799,894

Year	Summary Compensation Table Total for AmirAli Talasaz ($)	Exclusion of Stock Awards and Option Awards for AmirAli Talasaz ($)	Inclusion of Equity Values for AmirAli Talasaz ($)	Compensation Actually Paid to AmirAli Talasaz ($)

2025	8,661,227	(8,647,709)	79,786,471	79,799,989

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2025	3,350,246	(2,424,119)	21,261,783	22,187,910
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Helmy Eltoukhy ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Helmy Eltoukhy ($)	Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for Helmy Eltoukhy ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Helmy Eltoukhy ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Helmy Eltoukhy ($)	Total - Inclusion of Equity Values for Helmy Eltoukhy ($)

2025	24,186,827	51,962,664	1,248,232	2,388,748	—	79,786,471

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for AmirAli Talasaz ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for AmirAli Talasaz ($)	Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for AmirAli Talasaz ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for AmirAli Talasaz ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for AmirAli Talasaz ($)	Total - Inclusion of Equity Values for AmirAli Talasaz ($)

2025	24,186,827	51,962,664	1,248,232	2,388,748	—	79,786,471

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)

2025	8,135,766	9,088,298	—	4,037,719	—	21,261,783

(4)
The Peer Group TSR set forth in this table utilizes the Nasdaq Biotechnology Index which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the year ended December 31, 2025. The comparison assumes $100 was invested for the period starting December 31, 2020, through the end of the listed year in the Company and in the Nasdaq Biotechnology Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)	We determined revenue to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEOs and Non-PEO NEOs in 2025.

Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Company and Peer Group TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, the Company’s cumulative TSR over the five most recently completed fiscal years, and the Nasdaq Biotechnology Index TSR over the same period.

Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our Net Income during the five most recently completed fiscal years.

Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Revenue
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our revenue during the five most recently completed fiscal years.

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEOs and
Non-PEO
NEOs for 2025 to Company performance. The measures in this table are not ranked.

Revenue

Adjusted EBITDA

Gross Margin
Compensation Risk Assessment
To assess the risks arising from our compensation policies and practices, management, with assistance
from Aon, reviewed our various compensation programs, and presented this risk assessment to the Compensation Committee. The risk assessment included a review of our compensation plans from various perspectives, as well as other aspects of our programs that mitigate risk, ultimately assessing whether the policies and practices could directly or indirectly encourage or mitigate risk-taking by executives or increase risk to the Company.

We believe that our current compensation policies and programs do not motivate or incent excessive risk taking. As described more fully above, we structure our pay to consist of both fixed and variable compensation, particularly in connection with our pay-for-performance
compensation philosophy. We believe this structure motivates our executives to produce superior short- and long-term results that are in the best interests of our Company and our stockholders in order to attain our ultimate objective of increasing stockholder value, and we have established, and our Compensation Committee endorses, several controls to address and mitigate compensation related risk. These include a clawback policy, stock ownership guidelines for our senior executive officers and our directors, annual review of our gross burn rate, anti-hedging and anti-pledging policies, caps on incentive payouts, robust performance evaluations and a diverse set of financial and milestone performance metrics. As a result, we have concluded that our compensation policies and programs are not reasonably likely to have a material adverse effect on the Company.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Deloitte has served as our independent registered public accounting firm since April 2023.

At the Annual Meeting, our stockholders are being asked to ratify the appointment of Deloitte as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Our Board is submitting the appointment of Deloitte to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of Deloitte, and even if our stockholders ratify their appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our Company and our stockholders. If our stockholders do not ratify the appointment of Deloitte, our Audit Committee may reconsider the appointment or may continue to retain Deloitte for 2026.

Representatives of Deloitte will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

AUDIT MATTERS

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by Deloitte for the years ended December 31, 2025 and December 31, 2024, respectively.

	Year Ended December 31,

Type of Fees	2025	2024

Audit Fees	$2,804,792	$2,291,463

Audit Related Fees	$—	$—

Tax Fees	$—	$—

Total Fees	$2,804,792	$2,291,463

In the above table, in accordance with the definitions of the SEC, are the following fees:

•

“Audit Fees” include billed and unbilled fees for the audit of our consolidated financial statements included in our annual report on Form 10-K, the review of the unaudited interim financial statements included in our quarterly report on Form 10-Q and other professional services related to various consultation matters;

•

“Audit Related Fees” include fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and are not reported under “Audit Fees”; and

•	“Tax Fees” include fees related to preparation and filing of our U.S. federal and state tax returns, as well as audit support.

Pre-Approval Policies and Procedures

The Audit Committee has approved all audit and non-audit services provided in 2025, prior to such service being provided by the independent registered public accounting firm. The Audit Committee’s policy is for the Audit Committee to approve all audit and non-audit services prior to such services being performed by the independent registered public accounting firm.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2025 with management of Guardant and with Guardant’s independent registered public accounting firm, Deloitte.

The Audit Committee has discussed with Deloitte those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from Guardant and its management.

Based on the review and discussions referenced above, the Audit Committee recommended to our Board that the audited consolidated financial statements for the year ended December 31, 2025 be included in the Annual Report on Form 10-K for that year for filing with the SEC.

Respectfully submitted by the Audit Committee,

Steve Krognes, Chair

Meghan Joyce

Roberto Mignone

Myrtle Potter

PROPOSAL 3:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER

COMPENSATION

We are seeking an advisory, non-binding stockholder vote to approve the compensation of our NEOs as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures above on pages 35 through 64, referred to as the “say-on-pay vote”. This ‘‘say-on-pay’’ vote is required pursuant to Section 14A of the Exchange Act. In 2020, following an advisory vote of our stockholders on frequency of advisory votes on our named executive officer compensation, the Board determined to include an advisory vote on our named executive officer compensation in our proxy materials annually until this year’s required stockholder vote on frequency. See Proposal 4 to determine, on a non-binding advisory basis, the frequency of future say-on-pay votes.

The Board believes that the information provided in the “Compensation Discussion and Analysis” and the executive compensation tables demonstrates that our executive compensation programs are designed appropriately, emphasize pay for performance and are working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

This vote is advisory, which means that this vote is not binding on us, our Board or our Compensation Committee. Although non-binding, our Board and our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation programs.

PROPOSAL 4:

ADVISORY VOTE TO DETERMINE THE FREQUENCY OF SAY-ON-PAY VOTES

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers, referred to as the “say-on-pay vote”. We are seeking an advisory, non-binding stockholder vote as to the frequency with which our stockholders would have an opportunity to provide an advisory say-on-pay vote. We are providing our stockholders the option of selecting to a frequency of every one year, every two years, or every three years, or abstaining. Stockholders are not voting to approve or disapprove of the Board’s recommendation. Rather, stockholders are being asked to express their preference regarding the frequency of future say-on-pay votes. This ‘‘say-on-pay’’ frequency vote is required pursuant to Section 14A of the Exchange Act, and we next expect to have a ‘‘say-on-pay’’ frequency vote at our Annual Meeting in 2032.

Our Board recommends that our stockholders select a frequency of future say-on-pay votes of every ONE YEAR. We believe that this frequency is appropriate because it will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our proxy statement, leading to a more meaningful and coherent communication between us and our stockholders on the compensation of our named executive officers.

This vote is advisory, which means that this vote on the frequency of the say-on-pay vote is not binding on us, our Board or our Compensation Committee. Notwithstanding our Board recommendation on frequency or the outcome of the stockholder vote on this Proposal, our Board may in the future decide to conduct advisory votes on executive compensation on a less frequent basis based on such factors as it deems best serve the Company and its stockholders, which may include, but are not limited to, discussions with stockholders, the adoption of material changes to our compensation programs, or the burden or materiality of such vote.

RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Our Board has adopted a Related Person Transaction Policy and Procedures, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions consistent with the exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we (including any of our subsidiaries) are, were or will be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person has, had or will have a direct or indirect material interest.

Under the policy, management is responsible for implementing procedures to obtain information with respect to potential related person transactions, and then determining whether such transactions constitute related person transactions subject to the policy. Management then is required to present to the Audit Committee each proposed related person transaction. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. If advance Audit Committee approval of a related person transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the Chairperson of the Audit Committee, subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting. Management is responsible for updating the Audit Committee as to any material changes to any approved or ratified related person transaction and for providing a status report at least annually of all current related person transactions at a regularly scheduled meeting of the Audit Committee. No director may participate in approval of a related person transaction for which he or she is a related person.

There were no related person transactions, arrangements or relationships with our directors, executive officers or stockholders owning 5% or more of our outstanding common stock (a “Related Party Stockholder”) during the fiscal year ended December 31, 2025.

Indemnification Agreements

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the laws of the State of Delaware in effect from time to time, subject to certain exceptions contained in our bylaws. In addition, our Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for any damages other than for breaches of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the laws of the State of Delaware in effect from time to time, subject to certain exceptions contained in those agreements.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the ownership of our common stock as of April 20, 2026 by: (i) each director (two of whom are the nominees for election to the Board); (ii) each of our named executive officers; (iii) all currently serving executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Except as otherwise noted below, the address for persons listed in the tables is c/o Guardant Health, Inc., 3100 Hanover Street, Palo Alto, California, 94304.

Unless otherwise indicated in the footnotes to the table and subject to community property laws and the rights of spouses under revocable living trusts where applicable, we believe that each stockholder named in the table has sole voting and investment power with regard to the shares indicated as being beneficially owned. There were 132,573,424 shares of common stock outstanding on April 20, 2026.

Name of Beneficial Owner	Total Shares Beneficially Owned**	Percentage of Shares Beneficially Owned**
5% Stockholders:
Blackrock Inc. (1)	9,288,801	7.5%
Named Executive Officers and Directors:
Helmy Eltoukhy, Ph.D. (2)	2,953,535	2.2%
AmirAli Talasaz, Ph.D. (3)	2,766,779	2.1%
Michael Bell (4)	176,724	*
Darya Chudova (5)	273,605	*
Craig Eagle (6)	240,809	*
John Saia (7)	273,441	*
Alex Azar	—	*
Ian Clark (8)	27,166	*
Vijaya Gadde (9)	75,000	*
Manuel Hidalgo Medina (10)	18,316	*
Meghan Joyce (11)	56,180	*
Steve Krognes (12)	61,689	*
Roberto Mignone (13)	23,783	*
Myrtle Potter (14)	63,584	*
Musa Tariq (15)	45,584	*
All directors and executive officers as a group (18 persons) (16)	7,531,614	5.6%

*	Represents beneficial ownership of less than one percent.
**

Includes shares which the individuals shown have the right to acquire upon exercise of stock options or the vesting of restricted stock units that are vested or vest within 60 days following April 20, 2026. Such shares are deemed to be outstanding in calculating the percentage ownership of such individual (and the group) but are not deemed to be outstanding as to any other person.

(1)

Based solely on information contained in a Schedule 13G/A filed with the SEC on April 17, 2025, by BlackRock, Inc., reporting ownership as of March 31, 2025. BlackRock, Inc. reported sole voting power as to 9,145,510 shares, and sole dispositive power as to 9,288,801 shares. The address of Blackrock, Inc. is 50 East Hudson Yards, New York, New York 10001.

(2)

Includes 0 shares of common stock held by Helmy Eltoukhy, and 511,612 shares of common stock that can be acquired upon the exercise of options, and 0 restricted stock units, that will be vested within 60 days of April 20, 2026. Also includes 2,112,919 shares of common stock held by the Helmy A. Eltoukhy Revocable Trust, 164,288 shares of common stock held by Children’s Remainder Trust A, and 164,716 shares of common stock held by Children’s Remainder Trust B, as to which Dr. Eltoukhy and his spouse have shared voting and dispositive power.

(3)

Includes 0 shares of common stock held by AmirAli Talasaz, and 283,829 shares of common stock that can be acquired upon the exercise of options, and 0 restricted stock units, that will be vested within 60 days of April 20, 2026. Also includes 2,146,504 shares of common stock held by the Talasaz & Eskandari 2017 Family Trust, 168,223 shares of common stock held by AmirAli Talasaz 2018 Children’s Remainder Trust, and 168,223 shares of common stock held by Maryam Eskandari 2018 Children’s Remainder Trust, as to which Dr. Talasaz and his spouse have shared voting and dispositive power.

(4)

Includes 49,509 shares of common stock held by Michael Bell, and 125,176 shares of common stock that can be acquired upon the exercise of options, and 2,039 restricted stock units, that will be vested within 60 days of April 20, 2026.

(5)

Includes 70,376 shares of common stock held by Darya Chudova, and 184,986 shares of common stock that can be acquired upon the exercise of options, and 8,705 restricted stock units, that will be vested within 60 days of April 20, 2026. Also includes 9,538 shares of common stock held by the Chudova Family Trust, as to which Ms. Chudova has full voting and dispositive power.

(6)

Includes 72,001 shares of common stock held by Craig Eagle, and 167,406 shares of common stock that can be acquired upon the exercise of options, and 1,402 restricted stock units, that will be vested within 60 days of April 20, 2026.

(7)

Includes 65,950 shares of common stock held by John Saia, and 206,471 shares of common stock that can be acquired upon the exercise of options, and 1,020 restricted stock units, that will be vested within 60 days of April 20, 2026.

(8)

Includes 0 shares of common stock held by Ian Clark, and 12,223 shares of common stock that can be acquired upon the exercise of options, and 5,092 restricted stock units, that will be vested within 60 days of April 20, 2026. Also includes 9,851 shares of common stock held by The Thornton-Clark Family Trust, J. Thornton & I. Clark TTE Account.

(9)

Includes 24,314 shares of common stock held by Vijaya Gadde, and 46,483 shares of common stock that can be acquired upon the exercise of options, and 4,203 restricted stock units, that will be vested within 60 days of April 20, 2026.

(10)

Includes 1,657 shares of common stock held by Dr. Manuel Hidalgo Medina, and 11,992 shares of common stock that can be acquired upon the exercise of options, and 4,667 restricted stock units, that will be vested within 60 days of April 20, 2026.

(11)

Includes 11,183 shares of common stock held by Meghan Joyce, and 40,794 shares of common stock that can be acquired upon the exercise of options, and 4,203 restricted stock units, that will be vested within 60 days of April 20, 2026.

(12)

Includes 19,208 shares of common stock held by Steve Krognes, and 37,970 shares of common stock that can be acquired upon the exercise of options, and 4,511 restricted stock units, that will be vested within 60 days of April 20, 2026.

(13)

Includes 4,487 shares of common stock held by Roberto Mignone, and 14,565 shares of common stock that can be acquired upon the exercise of options, and 4,731 restricted stock units, that will be vested within 60 days of April 20, 2026.

(14)

Includes 18,324 shares of common stock held by Myrtle Potter, and 41,057 shares of common stock that can be acquired upon the exercise of options, and 4,203 restricted stock units, that will be vested within 60 days of April 20, 2026.

(15)

Includes 8,528 shares of common stock held by Musa Tariq, and 32,353 shares of common stock that can be acquired upon the exercise of options, and 4,703 restricted stock units, that will be vested within 60 days of April 20, 2026.

(16)

Includes an aggregate of 475,810 shares of common stock that are directly held and 2,060,023 shares of common stock that can be acquired upon the exercise of options, and 51,519 restricted stock units, that will be vested within 60 days of April 20, 2026. Also includes 4,944,262 shares held by trusts for the benefit of some of our executive officers and board members.

DELINQUENT SECTION 16(A) REPORTS

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and Executive Officers (and any persons beneficially owning more than 10 percent of a class of our stock) to file reports of their stock ownership and changes in their ownership of our common stock with the SEC on Forms 3, 4, and 5, as appropriate. Based solely on our review of Company records and the written representations of the reporting persons, we believe that all required forms concerning beneficial ownership were filed on time by all directors and Executive Officers with respect to transactions during the fiscal year ended December 31, 2025, except for one Form 3 and one Form 4 filings that were not timely filed with respect to the following: Secretary Azar’s Form 3 reporting 0 holdings and Form 4 reporting his new equity awards granted was late due to EDGARNext-related delays in obtaining filing codes.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the equity awards outstanding as of December 31, 2025 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants & Rights	Weighted-Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the First Column)
Equity compensation plans approved by security holders (1)	11,385,994 (2)	$35.09 (2)	12,161,234,(3)
Equity compensation plan not approved by security holders (4)	1,244,294 (5)	$29.61 (5)	3,369,319 (5)

Total	12,630,288	$34.83	15,530,553

(1)

Consists of the Amended and Restated 2012 Plan (the “2012 Plan”), the 2018 Equity Incentive Plan (the “2018 Plan”) and the 2018 Employee Stock Purchase Plan (the “ESPP”). We are no longer permitted to grant awards under the 2012 Plan.

(2)

Represents 5,293,184 outstanding RSUs, 1,766,581 outstanding performance-based RSUs granted at target, and 4,326,229 outstanding options and the weighted average exercise price of such outstanding options. Excludes shares subject to purchase under our ESPP offerings outstanding as of December 31, 2025.

(3)

Includes 9,328,056 shares available for issuance under the 2018 Plan and 2,833,178 shares reserved for issuance under the ESPP as of December 31, 2025. Assumes that the outstanding performance based RSUs are earned at target.

(4)

In August 2023, the Company’s Board of Directors adopted the 2023 Employment Inducement Incentive Award Plan (“2023 Plan”), under which the Company may exclusively grant awards to its new employees as an inducement material to the employee’s entry into employment with the Company. The 2023 Plan was approved by the Company’s Board of Directors without stockholder approval in accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules.

(5)	Represents 1,022,029 outstanding RSUs, and 222,265 outstanding stock options as of December 31, 2025. There are 3,369,319 shares available for issuance under the 2023 Plan as of December 31, 2025.

An aggregate of 3,658,602 shares of our common stock was initially available for issuance under awards granted pursuant to the 2018 Plan. In addition, the number of shares available for issuance under the 2018 Plan may be increased on January 1 of each calendar year beginning in 2019 and ending in 2028 by an amount equal to the least of (i) 3,689,000 shares, (ii) four percent of the shares of common stock outstanding (on an as-converted basis) on the final day of the immediately preceding calendar year, assuming the conversion of any shares of preferred stock, but excluding shares issuable upon the exercise or payment of stock options, warrants or other equity securities with respect to which shares have not actually been issued, and (iii) such smaller number of shares as determined by our Board. Effective as of January 1, 2026, the number of shares available for issuance under the 2018 Plan was increased by 3,689,000 shares, which is not reflected in the table above.

A total of 922,250 shares of our common stock were initially reserved for issuance under our ESPP. In addition to the foregoing, on the first day of each calendar year beginning on January 1, 2019 and ending on and including January 1, 2028, the number of shares of our common stock available for issuance under the ESPP may be increased by the least of (i) 1,106,700 shares, (ii) 1% of the shares outstanding (on an as-converted basis) on the last day of the immediately preceding calendar year, assuming the conversion of any shares of preferred stock, but excluding shares issuable upon the exercise or payment of stock options, warrants or other equity securities with respect to which shares have not actually been issued, and (iii) such smaller number of shares as determined by our Board. Effective as of January 1, 2026, the number of shares available for issuance under the ESPP was increased by 1,106,700 shares, which is not reflected in the table above. The maximum number of shares subject to purchase under our ESPP offerings outstanding on December 31, 2025 is 2,833,178. The purchase periods covering these offerings in 2026 are November 15, 2025 through May 14, 2026 and May 15, 2026 through November 15, 2026.

OTHER MATTERS

Stockholder Proposals and Nominations

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2027 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Corporate Secretary at our offices at 3100 Hanover Street, Palo Alto, California, 94304 no later than December 29, 2026.

Stockholders intending to present a proposal at the 2027 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2027 Annual Meeting of Stockholders no earlier than the close of business on February 17, 2027, and no later than the close of business on March 19, 2027. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2027 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 17, 2027, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2027 Annual Meeting and not later than the close of business on the 90th day prior to the 2027 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 19, 2027.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements. We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with its solicitation of proxies for our 2026 Annual Stockholders’ Meeting. Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, or contact us at 3100 Hanover Street, Palo Alto, California, 94304. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

No Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” and Pay versus Performance, to the extent permitted by the rules of the SEC, will not be deemed incorporated, unless specifically provided otherwise in such filing. In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Forward-Looking Statements

Forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, the risks described in our Annual Report on Form 10-K for the year ended December 31, 2025, and available at www.sec.gov. The words “may,” “will,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “aim,” “seek,” “should,” “likely,” and similar expressions as they relate to us or our management are intended to identify these forward-looking statements. All statements by us regarding our expected financial position, revenues, cash flows and other operating results, business strategy and similar matters are forward-looking statements. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025 and in our periodic reports on Form 10-Q and our current reports on Form 8-K. Additionally, we may provide information herein or in our other reporting, some of which may be forward-looking statements, that is not necessarily “material” under the federal securities laws for SEC reporting purposes, but that is informed by various ESG standards and frameworks (including standards for the measurement of underlying data), and the interests of various stakeholders. Much of this information is subject to assumptions, estimates or third-party information that is still evolving and subject to change. For example, our disclosures based on any standards may change due to revisions in framework requirements, availability of information, changes in our business or applicable government policies, or other factors, some of which may be beyond our control. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no, and expressly disclaim any, obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date as of which such statement was made.

Other Matters

As of the date of this proxy statement, the Board knows of no business, other than that described in this proxy statement, that will be presented for consideration at the Annual Meeting. If any other business comes before the Annual Meeting or any adjournment or postponement thereof, proxy holders may vote their respective proxies at their discretion.

By Order of the Board of Directors of Guardant Health, Inc.,

John Saia

Chief Legal Officer and Corporate Secretary

Palo Alto, California,

April 28, 2026

Appendix A

Director Qualification Standards and Additional Selection Criteria

Director Qualification Standards:

The Nominating and Corporate Governance Committee, in recommending director candidates for election to the Board, and the Board, in nominating director candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments.

Additional Selection Criteria:

In evaluating director candidates, the Nominating and Corporate Governance Committee and the Board may also consider the following criteria as well as any other factor that they deem to be relevant:

A.	the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;

B.	the candidate’s experience as a board member of another publicly held company;

C.	the candidate’s professional and academic experience relevant to the Company’s industry;

D.	the strength of the candidate’s leadership skills;

E.	the candidate’s experience in finance and accounting and / or executive compensation practices;

F.	whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable; and

G.

the candidate’s diversity of background and perspective, including, but not limited to, with respect to experience, skills, thought, viewpoint and culture. In addition, the Board will consider whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits.

The Board should monitor the mix of specific experience, qualifications, skills and diversity of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

A-1

Appendix B

Reconciliation of Non-GAAP Information

We believe that the exclusion of certain income and expenses in calculating these non-GAAP financial measures can provide a useful measure for investors when comparing our period-to-period core operating results, and when comparing those same results to that published by our peers. We exclude certain other items because we believe that they do not reflect expected future operating expenses. Additionally, certain items are inconsistent in amounts and frequency, making it difficult to perform a meaningful evaluation of our current or past operating performance. We use these non-GAAP financial measures to evaluate ongoing operations, for internal planning and forecasting purposes, and to manage our business.

These non-GAAP financial measures are not intended to be considered in isolation from, as substitute for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. There are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation, and do not present the full measure of our recorded costs against its revenue. In addition, our definition of the non-GAAP financial measures may differ from non-GAAP measures used by other companies.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures

(unaudited)

(in thousands, except per share data)

	Twelve Months Ended December 31,
	2025	2024
GAAP cost of revenue	$349,007	$289,799
Amortization of intangible assets	(600)	(868)
Stock-based compensation expense and related employer payroll tax payments	(11,212)	(9,494)

Non-GAAP cost of revenue	$337,195	$279,437

GAAP gross profit	$633,014	$449,217
Amortization of intangible assets	600	868
Stock-based compensation expense and related employer payroll tax payments	11,212	9,494

Non-GAAP gross profit	$644,826	$459,579

GAAP research and development expense	$364,191	$347,753
Stock-based compensation expense and related employer payroll tax payments	(52,999)	(51,212)
Contingent consideration	(2,014)	(675)

Non-GAAP research and development expense	$309,178	$295,866

	Twelve Months Ended December 31,
	2025	2024
GAAP sales and marketing expense	$494,661	$364,935
Stock-based compensation expense and related employer payroll tax payments	(46,242)	(36,871)

Non-GAAP sales and marketing expense	$448,419	$328,064

GAAP general and administrative expense	$211,410	$180,123
Amortization of intangible assets	(1,070)	(1,351)
Stock-based compensation expense and related employer payroll tax payments	(61,245)	(44,410)
Contingent consideration	(950)	(1,010)
Other	(2,000)	—

Non-GAAP general and administrative expense	$146,145	$133,352

GAAP loss from operations	$(437,248)	$(443,594)
Amortization of intangible assets	1,670	2,219
Stock-based compensation expense and related employer payroll tax payments	171,698	141,987
Contingent consideration	2,964	1,685
Other	2,000	—

Non-GAAP loss from operations	$(258,916)	$(297,703)

GAAP net loss	$(416,277)	$(436,373)
Amortization of intangible assets	1,670	2,219
Stock-based compensation expense and related employer payroll tax payments	171,698	141,987
Contingent consideration	2,964	1,685
Unrealized and realized losses (gains) on marketable equity securities	—	44,401
Impairment of non-marketable equity securities	18,582	—
Gain on extinguishment of convertible notes	(13,672)	—
Other	6,900	(1,100)

Non-GAAP net loss	$(228,135)	$(247,181)

GAAP net loss per share, basic and diluted	$(3.32)	$(3.56)
Non-GAAP net loss per share, basic and diluted	$(1.82)	$(2.01)
Weighted-average shares used in computing GAAP and Non-GAAP net loss per share, basic and diluted	125,374	122,745

Guardant Health, Inc.

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2025	2024
GAAP net loss	$(416,277)	$(436,373)
Interest income	(34,095)	(53,691)
Interest expense	3,897	2,581
Other expense (income), net	10,490	42,605
(Benefit from) provision for income taxes	(1,263)	1,284
Depreciation and amortization	39,736	42,387
Stock-based compensation expense and related employer payroll tax payments	171,698	141,987
Contingent consideration	2,964	1,685
Other	2,000	—

Adjusted EBITDA	$(220,850)	$(257,535)

Reconciliation of Free Cash Flow to Net Cash Used in Operating Activities

(unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2025	2024
Net cash used in operating activities	$(184,760)	$(239,858)
Purchases of property and equipment	(48,306)	(35,085)

Free cash flow	$(233,066)	$(274,943)

GUARDANT HEALTH, INC. 3100 HANOVER STREET PALO ALTO, CA 94304 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 16, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/GH2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 16, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Class II Directors Nominees 1a. Ian Clark 1b. Manuel Hidalgo Medina The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Ratification of the appointment of Deloitte & Touche LLP as Guardant Health, Inc.’s independent registered public accounting firm for the year ending December 31, 2026. 3. Non-binding advisory vote to approve Guardant Health, Inc.’s named executive officer compensation. The Board of Directors recommends you select 1 YEAR on proposal 4. 4. Non-binding advisory vote on the frequency of stockholder advisory votes regarding compensation of our named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For Withhold For Against Abstain 1 year 2 years 3 years Abstain Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000706205_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 10K Wrap and Notice and Proxy Statement are available at www.proxyvote.com Guardant Health, Inc. Annual Meeting of Stockholders June 17, 2026 09:30 AM This proxy is solicited by the Board of Directors The stockholder hereby appoints Helmy Eltoukhy, AmirAli Talasaz and John Saia, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Guardant Health, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, Pacific Time on June 17, 2026, virtually at www.virtualshareholdermeeting.com/GH2026, or at any continuation, postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000706205_2 R2.09.05.010